UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL CINEMEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Notice of Annual Meeting of Stockholders to be held on April 30, 2014

You are cordially invited to attend the Annual Meeting of Stockholders of National CineMedia, Inc., which will be held at United Artists Theatre Meadows 12, 9355 Park Meadows Drive, Littleton, Colorado 80124 on Wednesday, April 30, 2014 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect three directors to serve until the 2017 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2014 fiscal year ending January 1, 2015; and

4.	To transact such other business as may properly come before the meeting.

The close of business on March 11, 2014 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

Consistent with prior years, we are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the Securities and Exchange Commission. We believe this process should continue to provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. The Proxy Statement and Annual Report for the fiscal year ended December 26, 2013 are available at www.edocumentview.com/ncmi.

Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive on the Notice of Internet Availability of Proxy Materials as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Please note that brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Ralph E. Hardy

Executive Vice President, General Counsel

and Secretary

Centennial, Colorado

March 19, 2014

Shares Outstanding and Voting Rights	1
Costs of Solicitation
Annual Report
Voting Securities and Principal Holders	3
Beneficial Ownership
Adoption of Share Ownership Guidelines
Anti-Hedging Policy
Anti-Pledging Policy
Clawback Policy
Proposal 1 – Election of Directors	6
Business Experience of the Nominees
Board Composition
Company Leadership Structure
Board’s Role in Risk Oversight
Compensation Risk Assessment
Meetings of the Board of Directors and Standing Committees
Stockholder Communications
Vote Required
Recommendation
Proposal 2 – Advisory Approval of the Company’s Executive Compensation	15
Vote Required
Recommendation
Proposal 3 – Ratification of Independent Auditors	16
Fees Paid to Independent Auditors
Pre-Approval Policies and Procedures
Vote Required
Recommendation
Audit Committee Report	17
Compensation Committee Report	18
Compensation of Committee Interlocks and Insider Participation	18
Compensation Discussion and Analysis	19
Executive Summary
Say-on-Pay Result
Compensation Philosophy
Role of Compensation Consultant and CEO in Determining Executive Compensation
Elements of Compensation
2013 Compensation
Compensation Decisions for 2014
Executive Compensation Tables	34
Fiscal 2013 Summary Compensation Table
Fiscal 2013 Grants of Plan-Based Awards
Non-Equity Incentive Plan Awards
Equity Incentive Plan Awards
Outstanding Equity Awards at December 26, 2013
Option Exercises and Stock Vested at December 26, 2013
Potential Payments Upon Termination or Change in Control
Employment Agreements
Non-Employee Independent Director Compensation
Fiscal 2013 Non-Employee Independent Director Compensation

NATIONAL CINEMEDIA, INC.

PROXY STATEMENT FOR THE 2014

ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the board of directors of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.”, or the “Company”), for use at the 2014 Annual Meeting of Stockholders to be held at United Artists Theatre Meadows 12, located at 9355 Park Meadows Drive, Littleton, Colorado 80124, on Wednesday, April 30, 2014, at 9:00 a.m., Mountain Time, and at any and all adjournments and postponements thereof (the “Annual Meeting”). Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the board of directors’ recommendations.

This proxy statement and accompanying proxy are first being made available to stockholders on or about March 19, 2014.

SHARES OUTSTANDING AND VOTING RIGHTS

Our board of directors has fixed the close of business on March 11, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.01 par value per share, of which 60,854,901 shares were outstanding as of the close of business on the record date, which includes 2,138,555 shares of unvested restricted stock with voting rights. Each outstanding share of common stock is entitled to one vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

At the Annual Meeting, stockholders will vote on three proposals: to elect three directors to serve until the 2017 Annual Meeting of Stockholders, and until their respective successors are elected and qualified (Proposal 1); to approve, on an advisory basis, the Company’s executive compensation (Proposal 2); and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2014 fiscal year ending January 1, 2015 (Proposal 3).

Stockholders representing a majority in voting power of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. The affirmative vote of the holders of a plurality of the votes of the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve the election of each nominee named in Proposal 1. Under the Delaware General Corporation Law (“DGCL”) and our Bylaws and Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposals 2 and 3.

Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors will have no effect. For purposes of determining whether any of the other proposals have received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote of the holders of the common stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called “broker non-votes”), those shares of common stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of such proposals. Pursuant to the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if:

•	the broker holds the shares as executor, administrator, guardian or trustee or is a similar representative or fiduciary with authority to vote; or

•	the broker is acting pursuant to the rules of any national securities exchange of which the broker is also a member.

Prior to 2010, the election of directors was considered a routine matter for which brokers were permitted to vote shares without customer direction, however brokers are no longer permitted to vote shares for the election of directors in this manner. Brokers also will not be permitted to vote shares with respect to the advisory approval of the Company’s executive compensation without customer direction. Therefore, we urge you to give voting instructions to your broker on all three proposals. Shares that are not voted by a broker given the absence of customer direction are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal. Under these rules, absent authority or directions described above, brokers will not be able to vote on Proposals 1 and 2, which are considered non-routine matters. Proposal 3 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from Proposal 3.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2013 Annual Report on Form 10-K, including the audited consolidated financial statements as of and for the year ended December 26, 2013, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Investor Relations, or at telephone number (303) 792-3600 or (800) 844-0935 investor relations. You may also view the Annual Report at http:// www.ncm.com at the Investor Relations link. The Annual Report does not form any part of the materials for the solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Beneficial Ownership

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 11, 2014, the percentage of beneficial ownership for NCM, Inc. is based on 60,854,901 shares of common stock outstanding (including unvested restricted stock) and 127,172,014 membership units outstanding for NCM LLC, of which 58,716,346 are owned by NCM, Inc. Unless indicated below, the address of each individual listed below is 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112- 3405. The following table sets forth information regarding the beneficial ownership of our common stock as of March 11, 2014, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all directors and executive officers as a group.

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	NCM LLC Common Membership Units (1)	Percent of Class
Five Percent Stockholders
Regal Entertainment Group and Affiliates (“Regal”) (2)	—	25,404,393	30.2%
Cinemark Holdings, Inc. and Affiliates (“Cinemark”) (3)	—	23,998,505	29.0%
American Multi-Cinema, Inc. and Affiliates (“AMC”) (4)	—	19,052,770	24.5%
Janus Capital Management LLC and Affiliates (5)	6,494,280	—	11.1%
AllianceBernstein LP (6)	4,651,623	—	7.9%
BlackRock, Inc. (7)	3,471,329	—	5.9%
The Vanguard Group, Inc. and Affiliates (8)	3,321,244	—	5.7%
JPMorgan Chase & Co. (9)	3,241,100	—	5.5%

Directors and Executive Officers
Kurt C. Hall (10)	1,680,030	—	2.8%
Clifford E. Marks (11)	507,539	—	*
David J. Oddo (12)	34,777	—	*
Jeffrey T. Cabot (13)	40,865	—	*
Gary W. Ferrera	0		0%
Ralph E. Hardy (14)	155,738	—	*
Earl B. Weihe (15)	222,045	—	*
Amy E. Miles (16)	0	—	0%
Lee Roy Mitchell (16)	0	—	0%
Craig R. Ramsey (16)	0	—	0%
Lawrence A. Goodman	23,293	—	*
David R. Haas	39,873	—	*
James R. Holland, Jr.	33,873	—	*
Stephen L. Lanning	7,176	—	*
Paula Williams Madison	0	—	0%
Scott N. Schneider	33,873	—	*
All directors, nominees for director and executive officers as a group (16 persons)	2,779,082	—	4.5%

*	Less than one percent.

(1)	NCM LLC common membership units are redeemable at any time at the option of the holder. Upon any redemption, we may choose whether to redeem the units for shares of our common stock on a one-for-one basis or for a cash payment equal to the market price of shares of NCM, Inc. common stock. If each member of NCM LLC chose to redeem all of its NCM LLC common membership units and we elected to issue shares of NCM, Inc. common stock in redemption of all of the units, AMC would receive 19,052,770 shares of NCM, Inc. common stock, Cinemark would receive 23,998,505 shares of NCM, Inc. common stock and Regal would receive 25,404,393 shares of NCM, Inc. common stock. These share amounts would represent 15.0%, 18.9% and 20.0%, respectively, of our outstanding common stock, assuming that all of the NCM LLC units are converted into our common stock.
(2)	Includes Regal Entertainment Group, Regal Entertainment Holdings, Inc., Regal Cinemas Corp., Regal Cinemas Inc., Regal CineMedia Holdings, LLC and Regal Cinemedia Corp. at 7132 Regal Lane, Knoxville, Tennessee 37918 and Anschutz Company and Phillip F. Anschutz at 555 Seventeenth Street, Suite 2400, Denver, Colorado 80202. Represents beneficial ownership as of December 4, 2013 based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on December 6, 2013.
(3)	Includes Cinemark Holdings, Inc., Cinemark USA Inc. and Cinemark Media, Inc. The address of these stockholders is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Represents beneficial ownership as of June 21, 2013 based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on June 24, 2013.
(4)	Includes American Multi-Cinema, Inc., AMC Entertainment Inc. and AMC Entertainment Holdings, Inc. The address of these stockholders is One AMC Way, 11500 Ash Street, Leawood, Kansas 66211. Represents beneficial ownership as of March 14, 2013 based on the Statement of Changes in Beneficial Ownership of Securities on Form 4 filed on March 19, 2013.
(5)	The address of these stockholders is 151 Detroit Street, Denver, Colorado 80206. Represents beneficial ownership as of December 31, 2013 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 14, 2014. These securities are owned by various individual and institutional investors, including Janus Triton Fund (which owns 3,887,562 shares, representing 6.6% of the shares outstanding), for which Janus Capital Management LLC (“Janus Capital”) serves as investment advisor. For purposes of the reporting requirements of the Exchange Act, Janus Capital is deemed to be a beneficial owner of such securities; however, Janus Capital expressly disclaims that it is, in fact, the beneficial owner of such securities.
(6)	The address of this stockholder is 1345 Avenue of the Americas, New York, New York 10105. Represents beneficial ownership as of December 31, 2013 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 10, 2014.
(7)	The address of this stockholder is 40 East 52nd Street, New York, New York 10022. Represents beneficial ownership as of December 31, 2013 based on the Statement of Beneficial Ownership filed on Schedule 13G/A on January 30, 2014.
(8)	Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of these stockholders is 100 Vanguard Blvd. Malvern, PA 19355. Represents beneficial ownership as of December 31, 2013 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 11, 2014.
(9)	Includes JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc. and JPMorgan Asset Management (UK) Ltd. The address of these stockholders is 270 Park Ave., New York, New York 10017. Represents beneficial ownership as of December 31, 2013 based on the Statement of Beneficial Ownership filed on Schedule 13G on January 30, 2014.
(10)	Includes 974,842 stock options that were vested and exercisable within 60 days of March 11, 2014.
(11)	Includes 234,207 stock options that were vested and exercisable within 60 days of March 11, 2014.
(12)	Includes 5,224 stock options that were vested and exercisable within 60 days of March 11, 2014.
(13)	Includes 5,000 stock options that were vested and exercisable within 60 days of March 11, 2014.
(14)	Includes 46,940 stock options that were vested and exercisable within 60 days of March 11, 2014.
(15)	Includes 157,859 stock options that were vested and exercisable within 60 days of March 11, 2014.
(16)	Ms. Miles, Mr. Mitchell and Mr. Ramsey are members of our board of directors that are employed by our founding members who receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation (including equity awards) from us for their service as our directors.

Adoption of Share Ownership Guidelines

On January 16, 2013, the Company adopted the following share ownership guidelines for its executive officers and directors:

Position	Minimum Share Ownership Level
President, Chief Executive Officer and Chairman	Lesser of: 3 times base salary or 140,000 shares
President of Sales and Executive Vice Presidents	Lesser of: 1 times base salary or 20,000 shares
Non-Employee Independent Directors	Lesser of: 3 times annual Board cash retainer or 8,000 shares

Each individual is expected to attain the minimum ownership level within five years of the effective date of the policy, or the individual’s date of appointment, if later. If the minimum ownership level is not attained within the required timeframe, holding restrictions will apply. Upon vesting of equity awards, 50% of the individual’s shares that become vested will be subject to holding restrictions until the minimum ownership level is attained. Ownership levels are determined based on Company common stock owned by each individual, including shares of unvested timed-based restricted stock and in-the-money vested stock options.

Anti-Hedging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from entering into hedging transactions with respect to Company stock.

Anti-Pledging Policy

The Company’s insider trading policy includes provisions that prohibit all employees and directors from keeping Company stock in a margin account or using Company stock as collateral for a loan. To our knowledge, none of our officers or directors has pledged any of his or her shares.

Clawback Policy

We adopted a “clawback” policy in 2013 addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “clawback” policy, applies to all of our executive officers, including the named executive officers. Under the policy, we may recover any incentive compensation paid to an executive officer of our company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by our company with any financial reporting requirement under the securities laws. If the board of directors determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, the board of directors may require reimbursement or forfeiture of any annual or long-term cash bonus or any equity compensation award earned with respect to the period covered by the restatement by such executive officer.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of ten directors. Under the director designation agreement dated as of February 13, 2007, each of our founding members – AMC Entertainment Inc. and its affiliates (“AMC”), Cinemark Holdings, Inc. and its affiliates (“Cinemark”) and Regal Entertainment Group and its affiliates (“Regal”) – are permitted to appoint or designate up to two persons for nomination to election on our board of directors under the terms set forth in the agreement, one of whom must qualify as “independent” as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the Nasdaq Stock Market (“Nasdaq”). See “Certain Relationships and Related Party Transactions – Director Designation Agreement.” The designees pursuant to this agreement for AMC are Paula Williams Madison and Craig R. Ramsey; for Cinemark are James R. Holland, Jr. and Lee Roy Mitchell; and for Regal are Stephen L. Lanning and Amy E. Miles.

Our bylaws provide that directors are divided into three classes, designated as Class I, Class II and Class III and that the number of total directors shall not be more than ten. The members of each class serve for staggered three-year terms. In 2014, the Class I directors are up for re-election. At the Annual Meeting, the stockholders will elect three Class I directors to serve until the 2017 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the nominees identified below. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.

Business Experience of the Nominees

The names of the nominees and other information about them, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past 10 years, if applicable, are set forth below. In addition, we have included information about each nominee’s specific experience, qualifications, attributes or skills that led the board to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Kurt C. Hall. Mr. Hall was appointed President, Chief Executive Officer and Chairman of NCM, Inc. in February 2007 and held those same positions with NCM LLC since March 2005. He has also served as Chairman, President and Chief Executive Officer of NCM, Inc. since October 2006. Prior to his current position, from May 2002 to May 2005, Mr. Hall served as Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of its media subsidiary Regal CineMedia Corporation. From 1988 to 2005, Mr. Hall has held various executive positions with United Artists Theatre Company, and its predecessor companies, including Chief Financial Officer and then Chief Executive Officer when it became part of Regal Entertainment Group in 2002.

Mr. Hall has contributed significantly to the founding and development of the Company since its inception. He has extensive experience in the theatre exhibitor and cinema advertising businesses and is familiar with all aspects of the Company, including its management, operations and financial requirements and brings exceptional leadership and financial skills to the Board. Mr. Hall’s extensive theatre operating and finance experience provides insight and continuity in our strategic, operational and financial management.

Lawrence A. Goodman. Mr. Goodman has been a director and chairman of the Compensation Committee of NCM, Inc. since February 2007. Mr. Goodman founded White Mountain Media, a media consulting company, in July 2004 and has served as its president since inception. From July 2003 to July 2004, Mr. Goodman was retired. From March 1995 to July 2003, Mr. Goodman was the President of Sales and Marketing for CNN, a division of Turner Broadcasting System, Inc.

Mr. Goodman’s extensive background in the media industry allows him to provide media sales and marketing advice to our management and board. Mr. Goodman brings significant business experience to provide strategies and solutions to address the complex compensation environment of the media business that is required to appropriately compensate and motivate our sales personnel and executives.

Scott N. Schneider. Mr. Schneider has been a director of NCM, Inc. since February 2007. Mr. Schneider became the Chief Executive Officer of AHC LLC, a financial consulting and advisory firm in October 2009. He served as Operating Partner and Chairman, Media and Communications, of Diamond Castle Holdings, LP, a private equity firm, from January 2005 to September 2009. From 2001 to 2004, Mr. Schneider served in various senior executive capacities including President, Chief Operating Officer and Vice Chairman of the Board of Citizens Communications Company. Mr. Schneider formerly served as a director of Centennial Communications Corp.

Mr. Schneider’s extensive experience in senior leadership positions at several public and private media companies makes him well suited to understand and advise the board on complex managerial, strategic and financial considerations. He has a strong knowledge of the nuances of financial markets and is able to provide a variety of perspectives on financial and operational issues as well as provide guidance to assist the Company with its public communications.

Board Composition

Shown below are the names and ages, as of March 11, 2014, of the ten members of our current board of directors.

Name	Age	Position
Kurt C. Hall	54	President, Chief Executive Officer and Chairman (Class I)
Lawrence A. Goodman	59	Director (Class I)
David R. Haas	72	Director (Class II)
James R. Holland, Jr.	70	Director (Class II)
Stephen L. Lanning	60	Director (Class II)
Paula Williams Madison	61	Director (Class II)
Amy E. Miles	47	Director (Class III)
Lee Roy Mitchell	77	Director (Class III)
Craig R. Ramsey	62	Director (Class III)
Scott N. Schneider	56	Director (Class I)

Set forth below is a brief description of the business experience of each of the individuals who, in addition to the nominees whose business experience is set forth above, currently serve on our board and are expected to continue to serve as our directors following the annual meeting, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past 10 years, if applicable. In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the board to conclude that the director should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

David R. Haas. Mr. Haas has served as a director of NCM, Inc. and chairman of the Audit Committee of NCM, Inc. since February 2007. His current term expires in 2015. He has been a private investor and financial consultant since January 1995. Mr. Haas was a Senior Vice President and Controller for Time Warner, Inc. from January 1990 through December 1994.

Mr. Haas’ experience as a former high-ranking financial executive in a media company qualifies him to serve on our board of directors, the Audit Committee and to provide guidance to our internal audit function and financial advice to our board. In addition, Mr. Haas’ previous experience serving on several public company boards and audit committees has provided him a broad-based understanding of financial risks and compliance expertise.

James R. Holland, Jr. Mr. Holland has been a director and served as lead director of NCM, Inc. since February 2007. His current term expires in 2015. He has been the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, since September 1991, and is currently Chairman of the Board and also serves on its executive committee. He also currently serves as Chairman of the Governance and Nominating Committee of Texas Capital Bancshares, Inc., a publicly traded company.

Mr. Holland has demonstrated leadership abilities and extensive knowledge of complex financial and operational issues facing public companies. In addition, his experience as a board and audit committee member and as chief executive officer of various companies, as well as his financial expertise, brings necessary skills and viewpoints to the board.

Stephen L. Lanning. Mr. Lanning has served as a director of NCM, Inc. and chairman of the Nominating and Governance Committee of NCM, Inc. since February 2007, and his current term expires in 2015. Prior to his retirement in 2009, he served with URS Corp. EG&G Division from 2006 to 2009 as an independent consultant and Director of Space and Information Operations Strategic Business Element. Mr. Lanning served in the United States Air Force from 1977 until 2006. From 2005 to 2006, Mr. Lanning was the Director, Logistics and Warfighting Integration, and Chief Information Officer for the United States Air Force Space Command. Mr. Lanning was a Principal Director of the Defense Information Systems Agency from 2002 to 2005.

Mr. Lanning has significant experience in technology, operational leadership and policy development combined with his drive for innovation and excellence, which positions him well to serve as our governance committee chairman. Mr. Lanning’s background allows him to share best practices with our board of directors. His years of serving in the military have given him valuable knowledge and perspective.

Paula Williams Madison. Ms. Madison was named a director of NCM, Inc. on March 3, 2014 filling the vacancy left by the resignation of Mr. Edward H. Meyer. Her current term expires in 2015. Ms. Madison has served as Chairman and CEO of Madison Media Management LLC, a limited liability company that invests in emerging media, entertainment and communication businesses, since 2011. From 2011 to 2014, Ms. Madison also was Chief Executive Officer of the Los Angeles Sparks, a WNBA professional women’s basketball team. Prior to this role, Ms. Madison served as Executive Vice President of Diversity at NBCUniversal, as well as, Vice President of the General Electric Company, NBCUniversal’s parent company at the time. Ms. Madison spent 22 years with NBCUniversal in various leadership positions and prior to that ran several different local affiliate television stations.

Ms. Madison’s senior executive positions in the media and entertainment industries give her the experience to critically review the various business considerations necessary to run a business such as ours. Ms. Madison is able to offer the board sound business strategies. This, combined with her many years of business experience, makes her a valued contributor to the Board.

Amy E. Miles. Ms. Miles has served as a director of NCM Inc. since June 2011 and her current term expires in 2016. Ms. Miles has served as a director and Chief Executive Officer of Regal since June 2009. Ms. Miles previously served as Regal’s Executive Vice President, Chief Financial Officer and Treasurer from March 2002 through June 2009 and in various executive roles at Regal Cinemas, Inc., Regal’s wholly owned subsidiary. Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999 and was with Pricewaterhouse Coopers, LLP from 1989 to 1998.

Ms. Miles has served in various executive positions at the most senior level of a public company in the theatre industry, which gives her the ability to understand the role of the board as well as the Company and its operations. Since Ms. Miles is a board designee for one of our founding members, she brings to the board the perspective of a major stakeholder.

Lee Roy Mitchell. Mr. Mitchell has served as a director of NCM, Inc. since October 2006 and his current term expires in 2016. Mr. Mitchell has served as Chairman of the Board of Cinemark USA, Inc. since March 1996 and as a director since its inception in 1987. Mr. Mitchell was Chief Executive Officer of Cinemark USA, Inc. from its inception in 1987 until December 2006. Mr. Mitchell also served as a director of Texas Capital Bancshares, Inc. from 1999 to 2011.

Mr. Mitchell has over four decades of executive leadership experience, including a key role in the theatre industry and brings important institutional knowledge to the board. Mr. Mitchell’s experience enables him to share with the board suggestions about how similarly situated companies effectively assess and undertake business considerations and opportunities. Since Mr. Mitchell is a board designee for one of our founding members, he brings to the board the perspective of a major stakeholder.

Craig R. Ramsey. Mr. Ramsey serves as the Executive Vice President and Chief Financial Officer of AMC Entertainment Inc. and oversees all financial areas of the company, including accounting, information systems, asset and liability management, and investor relations. He has served on our board since 2013 and his current term expires in 2016. Mr. Ramsey began his career with AMC in 1995 as the Director of Financial Reporting. He was promoted to Vice President of Finance in January 1997; to Senior Vice President in August 1998; and to Chief Financial Officer in February 2000. Mr. Ramsey is a certified public accountant. His professional affiliations include memberships in the American Institute of Certified Public Accountants, the Financial Executives Institute and the Missouri Society of Certified Public Accountants.

Mr. Ramsey is qualified to serve on our board based on his extensive financial experience in the media industry. Since Mr. Ramsey is a board designee for one of our founding members, he brings to the board the perspective of a major stakeholder.

Our board of directors has determined that Lawrence A. Goodman, David R. Haas, James R. Holland, Jr., Stephen L. Lanning, Paula Williams Madison and Scott N. Schneider, all current directors, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq. There are no family relationships among any of our executive officers, directors or nominees for director. The board of directors considered Mr. Goodman’s service on the board of directors of a company that the Company uses to sell some of its online inventory and Mr. Holland’s position as Chief Executive Officer of a company that has an ownership interest in one of our affiliate theatre circuits and concluded that those relationships did not affect their independence qualifications. For further detail of these related party transactions, refer to “Certain Relationship and Related Party Transactions” located elsewhere in this document.

Company Leadership Structure

The position of Board Chairman is filled by our Chief Executive Officer. We believe this combined leadership structure promotes unified leadership and direction for the board and executive management and it conveys a singular, cohesive message to our stockholders, employees, founding members and the investment community. Our board has a very qualified lead director with many years of experience on other boards as lead director. Our lead director leads executive sessions of non-management directors at every quarterly board meeting and presides over meetings of the entire board in the absence of the chairman. Our lead director is James R. Holland, Jr., a member of our Audit Committee.

Our lead director and other directors and management team engage frequently and directly in the flow of information and ideas. We believe our combined leadership structure facilitates high quality, appropriate quantity and timeliness of communication.

Board’s Role in Risk Oversight

The board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. The board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Audit Committee is responsible for overseeing the management of financial risks. The Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire board is regularly informed of each committee’s analysis.

Gary Ferrera, former Executive Vice President and Chief Financial Officer, was the Chief Risk Officer until his resignation on March 1, 2013. Jeff Cabot, Senior Vice President, Controller and Interim Co-Chief Financial Officer became our Chief Risk Officer on March 1, 2013. The Chief Risk Officer provides periodic updates to the board on the strategic, operational, financial, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies. In addition, in 2010 Ernst & Young LLP evaluated the Company’s business risks and delivered a report to the board which the Company incorporated into its evaluation. The Company intends to update the report that was completed by Ernst  & Young LLP in its 2014 fiscal year.

Compensation Risk Assessment

We do not believe we have compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee reviewed the compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that the compensation program encourages excessive or inappropriate risk-taking. The Compensation Committee believes that the design of the compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Meetings of the Board of Directors and Standing Committees

The board of directors held seven meetings during the fiscal year ended December 26, 2013. During our 2013 fiscal year, no director then in office attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period in which he or she was a director and of the total number of meetings held by all of the committees of the board of directors on which he or she served. The Company does not have a formal policy regarding attendance by members of the board of directors at the Company’s Annual Meeting, but encourages our directors to attend. Nine of our ten directors attended our Annual Meeting of Stockholders held on May 1, 2013. The three standing committees of the board of directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. In 2010, we established a Fathom special independent committee of the board to work with the Company’s management and the founding members to restructure the Fathom business. At the end of 2013, Fathom Events was sold to a newly formed limited liability company (AC JV, LLC) owned 32% by each of the founding members and 4% by NCM LLC. The special committee consisted of the three independent directors who were not designated by one of our founding members, Messrs. Goodman, Haas and Schneider. There were fifteen meetings of the special committee during our 2013 fiscal year.

The following table shows the current membership and number of meetings held by the board and each standing committee during our 2013 fiscal year:

DIRECTOR COMMITTEE MEMBERSHIP AND MEETINGS

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Board of Directors
Kurt C. Hall				Chair
Lawrence A. Goodman		Chair	X	X
David R. Haas	Chair	X		X
James R. Holland, Jr.	X			Lead Director
Stephen L. Lanning		X	Chair	X
Paula Williams Madison				X
Amy E. Miles				X
Lee Roy Mitchell				X
Craig R. Ramsey				X
Scott N. Schneider	X		X	X
2013 Fiscal Year Meetings	8	11	4	7

Audit Committee

For our 2013 fiscal year, the Audit Committee consisted of David R. Haas (chairman), James R. Holland, Jr. and Scott N. Schneider. Each of the committee members was determined to be “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq. Each of them also meets the financial literacy requirements of the Nasdaq. Our board of directors has determined that Mr. Haas qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations.

The Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:

(1)	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

(2)	the independent auditor’s qualifications and independence;

(3)	the performance of our internal audit function and independent auditor; and

(4)	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

The Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s responsibilities are set forth in its charter, which was reviewed by the Committee and approved by the Board in January 2014. The current version of the charter is available on our website at www.NCM.com at the Investor Relations link. There were eight meetings of the Audit Committee during our 2013 fiscal year.

Compensation Committee

For our 2013 fiscal year, the Compensation Committee consisted of Lawrence A. Goodman (chairman), David R. Haas, Stephen L. Lanning and Edward H. Meyer. Mr. Meyer resigned from NCM, Inc.’s board of directors on March 3, 2014. Each member was determined to be “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by the Nasdaq, and each also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee’s purposes, as set forth in its charter, are:

(1)	to assist the board in discharging its responsibilities relating to compensation of our CEO and other executives;

(2)	to administer our equity incentive plans (other than equity compensation for non-employee directors which is administered by the Board); and

(3)	to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.

The Compensation Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation Committee charter was most recently reviewed by the Committee and approved by the Board in January 2014. The current version of the charter is available on our website at www.NCM.com at the Investor Relations link. There were eleven meetings of the Compensation Committee during our 2013 fiscal year.

The Compensation Committee performs such functions and has the authority and responsibilities enumerated in its charter. The Compensation Committee is authorized to form and delegate responsibility to subcommittees of the Compensation Committee as it deems necessary or appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Compensation Committee shall not delegate to persons other than independent directors any functions that are required – under applicable law, regulation or Nasdaq rule – to be performed by independent directors.

In 2013, the Compensation Committee engaged ClearBridge Compensation Group, LLC (“ClearBridge”), a nationally recognized consulting firm, to assess the competitiveness of pay for the executive officers and provide independent advice and recommendations to the Compensation Committee regarding executive compensation. Prior to retaining ClearBridge, the Compensation Committee reviewed ClearBridge’s independence as contemplated by the committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that ClearBridge is independent from the Company, our Compensation Committee and our executive officers.

Nominating and Governance Committee

For our 2013 fiscal year, Stephen L. Lanning (chairman), Lawrence A. Goodman, Edward H. Meyer and Scott N. Schneider served as the members of the Nominating and Governance Committee. Mr. Meyer resigned from NCM, Inc.’s board of directors on March 3, 2014. Each of the members of our Nominating and Governance Committee was determined to be independent in accordance with Nasdaq rules and relevant federal securities laws and regulations.

The Nominating and Governance Committee’s purposes, as set forth in its charter, are:

(1)	to identify individuals qualified to become board members, and to recommend director nominees to the board;

(2)	to oversee the evaluation of our management and the board; and

(3)	to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to the board such changes as it may deem appropriate.

The Nominating and Governance Committee’s responsibilities are set forth in its charter, which was most recently reviewed by the Committee and approved by the Board in January 2014. The current version of the charter as well as our Corporate Governance Guidelines are available on our website at www.NCM.com at the Investor Relations link. There were four meetings of the Nominating and Governance Committee during our 2013 fiscal year.

Other than the director candidates designated by our founding members, the Nominating and Governance Committee identifies individuals qualified to become board members and recommends director nominees to our board for each annual meeting of stockholders or in connection with filing a vacancy on the board between annual meetings. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the overall composition of our board of directors and its committees. The Nominating and Governance Committee recommends to our board of directors the corporate governance guidelines and reviews such guidelines and the provisions of the Nominating and Governance Committee charter on a regular basis to confirm that such guidelines and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. The Nominating and Governance Committee also monitors our board of directors and our compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our board of directors in its annual review of our board of directors.

Nomination of Directors. The nominees for re-election to our board of directors at the 2014 Annual Meeting were recommended by the Nominating and Governance Committee to, and were approved by the board of directors on January 15, 2014.

As the need to fill vacancies arises in the future, the Nominating and Governance Committee will refer to its list of potential candidates that is maintained and updated on an on-going basis and will seek individuals qualified to become board members for recommendation to the board. The Nominating and Governance Committee would consider potential director candidates recommended by stockholders and would use the same criteria for screening all candidates, regardless of who proposed such candidates. See “Stockholder Communications” below for information on how our stockholders may communicate with our board of directors. See “Proposals of Stockholders” below for further information on making director nominations.

The Nominating and Governance Committee and the board of directors consider whether candidates for nomination to the board of directors possess the following qualifications, among others:

(a)	the highest level of personal and professional ethics, integrity, and values;

(b)	expertise that is useful to us and is complementary to the background and expertise of the other members of the board of directors;

(c)	a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the board of directors;

(d)	a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations; and

(e)	a dedication to the representation of the best interests of all our stockholders, including our founding members.

Diversity of Directors. In considering whether to recommend any candidate for inclusion in the slate of director nominees, the Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Conduct. In addition to considering the above qualifications, the Committee seeks nominees that will complement the existing members and will provide diversity of background, professional expertise, gender and ethnicity.

Stockholder Communications

Our board of directors provides a process for stockholders to send communications to the board. Information on communicating directly with the board of directors is available on our website at www.NCM.com at the Investor Relations link.

Vote Required

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

PROPOSAL 2

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, stockholders are being asked to approve, on an advisory basis, the Company’s executive compensation, also known as “say-on-pay.” We currently hold this vote annually. This non-binding advisory approval of the Company’s executive compensation considers the information in this proxy statement included in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures.

The Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our named executive officers is tied closely to the financial performance of the Company (approximately 60% of 2013 compensation including performance bonuses paid in 2014), thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis – Pay-for-Performance”). Under these programs, we provide our executives with incentives to achieve specific annual and long-term company performance goals established by the Compensation Committee. The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices and do not encourage excessive risk-taking.

Because your approval is advisory, it will not be binding on either the board of directors or the Company. However, the Compensation Committee and board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.

Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”

Vote Required

Approval of the foregoing resolution by our stockholders requires the affirmative vote of a majority of the votes cast on this proposal voting in favor of this Proposal 2.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 2, and approve, on an advisory basis, the Company’s executive compensation program, as presented in this proxy statement.

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as independent auditors, to audit our financial statements for the 2014 fiscal year ending January 1, 2015, and to perform other approved accounting services.

Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, retain, and supervise our independent auditors, our board of directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent auditors, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Deloitte & Touche LLP served as our independent registered public accounting firm for our 2013 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2013 and 2012, the following amounts:

	2013	2012
Audit Fees	$818,700	$781,000
Audit Related Fees (1)	346,400	185,800

Total Audit and Related Fees	1,165,100	966,800
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,165,100	$966,800

(1)	Audit related fees consisted primarily of services provided for our registration statement filings and assistance with offering memorandums and registration statement filings for our founding members, of which approximately $185,000 and $65,000 was reimbursed to the Company by the founding members in 2013 and 2012, respectively.

Pre-Approval Policies and Procedures

All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by the Audit Committee in advance, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our initial public offering in February 2007, all of our independent auditors’ services were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal 3.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 3.

AUDIT COMMITTEE REPORT

The charter of the Audit Committee specifies that the purpose of the Committee is to assist the board in the oversight of management’s processes and activities relating to the following:

•	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 26, 2013 with management and discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and SEC Regulation S-X, Rule 2-07, with Deloitte & Touche LLP, our independent registered public accounting firm. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, the Audit Committee recommended that the board of directors include the audited consolidated financial statements for the fiscal year ended December 26, 2013 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.

David R. Haas, Chairman

James R. Holland, Jr.

Scott N. Schneider

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the board of directors include such disclosure for the fiscal year ended December 26, 2013 in NCM, Inc.’s Annual Report on Form 10-K and Proxy Statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.

Lawrence A. Goodman, Chairman

David R. Haas

Stephen L. Lanning

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

During fiscal 2013, the Company had the following named executive officers:

•	Kurt C. Hall – President, Chief Executive Officer and Chairman (our CEO)

•	Clifford E. Marks – President of Sales & Marketing

•	David J. Oddo – Senior Vice President, Finance and Interim Co-Chief Financial Officer (our principal financial officer as of March 1, 2013)

•	Jeffrey T. Cabot – Senior Vice President, Controller and Interim Co-Chief Financial Officer (our principal accounting officer as of March 1, 2013)

•	Gary W. Ferrera – Former Executive Vice President and Chief Financial Officer (our principal financial and accounting officer until March 1, 2013)

•	Ralph E. Hardy – Executive Vice President and General Counsel

•	Earl B. Weihe – Executive Vice President and Chief Operations Officer (replaced as EVP and COO effective December 27, 2013 by Alfonso P. Rosabal)

Executive Summary

Our Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of our stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our named executive officers is tied closely to the financial performance of the Company, thus aligning our officers’ interests with those of our stockholders. We believe the mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Compensation Program Highlights. Highlights of our executive compensation program include:

•	Pay-for-performance:

•	Approximately 63% of our CEO’s compensation in 2013 was variable (see “Pay-for-Performance” below)

•	The Annual Performance Bonus is tied to key financial metrics for the Company

•	75% of the 2013 long-term incentive equity grant vests based on the achievement of multi-year cumulative free cash flow goals

•	Stockholder alignment:

•	100% of the long-term incentives are granted in equity to support stockholder alignment

•	Beginning in 2013, our CEO and other executive officers are subject to stock ownership guidelines

•	In 2013, we adopted a clawback policy for incentive compensation

•

We have an insider trading policy, which includes an anti-hedging policy that prohibits hedging transactions by employees and directors and an anti-pledging policy that prohibits all employees and directors from keeping Company stock in a margin account or using Company stock as collateral for a loan

•	In 2013, we amended our equity plan to eliminate “liberal share counting provisions”

•	Limited non-performance-based elements of pay:

•	We have only limited perquisites and other benefits

•	We do not provide excise tax gross-ups or single-trigger benefits upon a change-in-control

Fiscal Year 2013 Performance. For 2013, the Company reported record Adjusted OIBDA, which is defined below in “Elements of Compensation – Annual Performance Bonus; Definitions of Performance Measures Used in Incentive Plans,” primarily due to higher national and local advertising revenue from the continued expansion of our client base and increased inventory utilization and higher Fathom operating income due to lower operating and administrative costs. The following table summarizes the key fiscal 2013 financial metrics on which the Company based its executive compensation:

Fiscal 2013 Performance Measures (in millions) (1)
	Target	Actual	Achievement relative to target
Adjusted OIBDA	$232.7	$237.4	102.0% of Adjusted OIBDA target
Adjusted advertising revenue	$390.3	$384.2	98.4% of Adjusted advertising revenue target
Technology and Operations operating expenditures	$23.8	$21.9	Under-spent target by 8.0%
Technology and Operations capital expenditures	$35.7	$32.3	Under-spent target by 9.5%

(1)	Refer to “Annual Performance Bonus” below for additional details and calculations.

Pay-for-Performance. The following charts present the elements of compensation as a percentage of total compensation for fiscal year 2013, computed using the Fiscal 2013 Summary Compensation Table. The first chart presents the compensation elements for our CEO, Kurt C. Hall. The named executive officers (NEOs) included in the following chart are Messrs. Marks, Oddo, Cabot, Hardy and Weihe.

Fiscal Year 2013 Elements of Compensation Mix

Realizable Pay. The Compensation Committee believes that having a larger percentage of executive officers’ pay as performance-based compensation ensures their interests are aligned with those of our stockholders. The Company strives to continuously improve total shareholder return (“TSR”) and therefore, align short-term executive compensation with short-term Company performance and long-term compensation with long-term Company performance and shareholder return. The link between the realizable compensation of our CEO and indexed TSR is shown in the following graph.

(1)	All categories are captured as shown in the Summary Compensation Table, except for equity incentive plan compensation and associated dividends. Equity plan compensation and associated dividends are captured as of the year paid; equity plan compensation is computed as the value of restricted stock actually vested based on performance each year, and the in-the-money value of options that vested during each year, based on the closing stock price at fiscal year-end.

Type of Compensation	As of December 31, 2009	As of December 30, 2010	As of December 29, 2011	As of December 27, 2012	As of December 26, 2013
Salary	$721,000	$735,420	$750,128	$765,131	$765,131
Annual Performance Bonus	761,561	1,042,224	—	485,093	857,329
Discretionary Bonus	—	—	330,056	—	—
Equity Incentive Plans Compensation (a)	280,816	1,602,863	435,912	1,946,406	1,714,544
All Other Compensation (b)	41,988	35,928	23,267	212,210	147,922

Total	$1,805,365	$3,416,435	$1,539,363	$3,408,840	$3,484,926

(a)	Equity Incentive Plan Compensation increased in 2012 because it included the first cliff vesting of a three-year performance-based restricted stock award granted in 2009, in which participants vested in approximately 104% of the grant. During 2013, the amount of Equity Incentive Plan Compensation decreased due to participants vesting in approximately 77% of the 2010 three-year performance-based restricted stock award grant, partially offset by a higher closing stock price at fiscal year-end.
(b)	During 2012 and 2013, the 2009 and 2010 three-year restricted stock grants vested, respectively, resulting in accrued dividends paid.

Say-on-Pay Result

Our stockholders approved our executive compensation in 2013 with approximately 94% of the votes cast in favor at the 2013 Annual Meeting of Stockholders. Our board of directors recognizes that executive compensation is an important matter of stockholder concern and takes stockholder views into account when reviewing the compensation program throughout the year. The Compensation Committee considered the results of the advisory approval and as such generally maintained the overall composition of executive compensation for 2014.

Compensation Philosophy

The primary goals of our Compensation Committee with respect to executive compensation are to:

•	review the competitiveness of executive cash compensation and equity grant levels compared to a select peer group of companies using the 50th percentile as a reference point for setting compensation;

•	provide shorter term cash incentives primarily for achieving specified annual performance objectives;

•	provide a mix of long-term equity incentives that are performance and time based to promote stock price growth and ownership through achievement of long-term financial performance goals; and

•	establish and monitor appropriate pay and performance relationships.

To achieve these goals, we intend to maintain a compensation structure that provides rewards for high performance and value creation for our stockholders (including the founding members). Our objectives are to maintain compensation plans with an appropriate balance of base salary, annual performance bonus and long-term incentives (stock-based awards) and to tie a substantial portion of executives’ overall compensation to key financial goals such as achievement of targeted levels of adjusted advertising revenue, Adjusted OIBDA and Free Cash Flow, all non-GAAP basis measurements as defined in “Definitions of Performance Measures used in Incentive Plans” below.

Role of Compensation Consultant and CEO in Determining Executive Compensation

Our CEO had substantial input in determining executive compensation other than his own and made all of the recommendations for the other six named executive officers that were ultimately approved by the Compensation Committee.

In 2013, the Compensation Committee engaged ClearBridge Compensation Group, LLC (“ClearBridge”), a nationally recognized consulting firm, to serve as an independent consultant, to assess the competitiveness of pay for the executive officers and provide independent advice and recommendations to the Compensation Committee regarding executive compensation. The Compensation Committee determined that ClearBridge is independent from the Company.

As part of its review, ClearBridge considered base salary, annual performance bonus, total cash compensation (combined salary and annual performance bonus), value of long-term incentives, and total compensation. ClearBridge reviewed and recommended a peer group for comparison to our executive officers comprised of companies that are domestic, publicly-traded, and of comparable size to NCM, Inc., in advertising or media and entertainment industries or are software technology-based companies in media-related industries. The Compensation Committee reviewed and approved the peer group.

Our Compensation Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant to guide its decision making. Although the Compensation Committee references the 50th percentile of the peer group, specific positioning for each NEO is determined on a case-by-case basis.

The following peer companies were used in our competitive analysis for fiscal 2013 decisions:

Arbitron Inc.	Lamar Advertising Co.
Belo Corp.	QuinStreet, Inc.
comScore, Inc.	Reachlocal Inc.
Crown Media Holdings, Inc.	SeaChange International Inc.
Digital Generation, Inc.	Sinclair Broadcast Group Inc.
Digital River Inc.	Tivo, Inc.
DreamWorks Animation SKG Inc.	ValueClick Inc.
Harte-Hanks Inc.	WebMD Health Corp.

In fiscal 2014, IMAX Corporation was added to our group of peer companies.

Elements of Compensation

The Company’s executive compensation consists primarily of base salary, an annual performance bonus, long-term incentive compensation, other compensation and potential payments upon termination or change in control. The Compensation Committee determines the portion of compensation allocated to each element for each individual named executive officer. Our Compensation Committee may reevaluate the current policies and practices as it considers advisable. The elements of executive compensation are generally independent of each other.

Component	Purpose	Characteristics	Where reported in accompanying tables

Base Salary	Reward for level of responsibility, experience and sustained individual performance	Fixed cash component	Summary Compensation Table under the heading “Salary”

Annual Performance Bonus	Reward individual and team achievement against specific objective financial goals	Cash performance bonus based on achievement of pre-determined performance goals	Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and Grants of Plan Based Awards Table

Long-Term Incentives	Reward for the creation of stockholder value	Equity grants in 2013 consisted of: • Performance-based restricted shares • Time-vested restricted shares	Summary Compensation Table under the headings “Stock Awards” and “Option Awards,” Grants of Plan Based Awards Table, Outstanding Equity Awards Table and Option Exercises and Stock Vested Table

Other Compensation	Provide an appropriate level of employee benefit plans and programs	A matching contribution to our defined contribution 401(k) plan and various health, life and disability insurance plans; dividends paid on unvested restricted stock (for 2007 and 2008 awards); dividends paid on vested restricted stock (for 2009 and subsequent award grants) and other customary employee benefits	Summary Compensation Table under the heading “All Other Compensation”

Potential Payments Upon Termination or Change in Control	Provide an appropriate level of payment in the event of a change in control or termination	Contingent in nature. Amounts are payable only if employment is terminated as specified under each employment agreement. No excise tax gross-ups are provided.	Potential Payments Upon Termination or Change in Control

Other Policies	Enhance alignment with stockholder interests	Stock Ownership Guideline policy (adopted in 2013) Clawback policy (adopted in 2013) Insider trading policy, which includes anti-hedging and anti-pledging policies.	Discussed in an earlier section of this proxy statement under the headings “Adoption of Share Ownership Guidelines”, “Anti-Hedging Policy”, “Anti-Pledging Policy”, and “Clawback Policy”

2013 Compensation

Base Salary. Base salaries for our executives were established based on the scope of their responsibilities, taking into account the internal value and importance of the role, as well as experience and seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee.

Base salaries are reviewed annually by the Compensation Committee and the board, and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements and are generally for relatively small percentage cost of living increases.

The base salaries of our named executive officers in 2013 compared to 2012 were as follows.

Name	2012 Base Salary	2013 Base Salary	Percentage Change
Kurt C. Hall	$765,131	$765,131	0%
Clifford E. Marks	$737,805	$737,805	0%
David J. Oddo	$118,943	$152,468	28	%(1)
Jeffrey T. Cabot	$156,177	$187,354	20	%(1)
Gary W. Ferrera (3)	$371,423	$371,423	0%
Ralph E. Hardy	$286,642	$286,642	0%
Earl B. Weihe	$255,000	$204,000	(20	%)(2)

(1)	Mr. Oddo received a 32% increase in March 2013 to compensate him for his duties as Interim Co-Chief Financial Officer and received another 17% increase in August 2013 to reflect his promotion to Senior Vice President, Finance. Mr. Cabot received a 23% increase in March 2013 to compensate him for his duties as Interim Co-Chief Financial Officer.
(2)	Mr. Weihe received a reduction of approximately 20% in connection with a reduction in his standard work schedule from 40 hours a week to 32 hours a week as part of his transition to his advisory role for NCM LLC on December 27, 2013.
(3)	The above table reflects that Mr. Ferrera did not receive a change in his salary for 2013 compared to 2012, however, Mr. Ferrera resigned as Executive Vice President and Chief Financial Officer, effective March 1, 2013.

For 2013, we believe total cash compensation of our executives, which is base salary combined with the annual performance bonus, was within a market competitive range versus our peer group, as well as, the total video advertising marketplace primarily made up of companies that are much larger than the Company, but which the Company competes with for sales executives.

Annual Performance Bonus. Annual performance bonuses are intended to compensate executives for achieving financial goals that support our operational and strategic goals. The target percentages for our executives were established based on the level of responsibility, as well as experience and seniority of the individual. We believe our total cash compensation is competitive. In addition, we believe rewarding our executives for achievement of our financial goals is consistent with the practice of aligning their interests with our stockholders. The stretch bonus is further incentive for our executive officers to exceed operating budgets and thus further increase our equity value. The 2013 performance bonus plan included a 2013 raise deferral bonus, while the 2014 performance bonus plan does not. All executive officers were eligible to receive an additional bonus equal to 2% of their base salary at the end of our fiscal year, December 26, 2013, provided that the Company exceeded its Adjusted OIBDA target for fiscal 2013. These amounts were payable because the Company exceeded its Adjusted OIBDA target, as shown below.

Payments of performance bonuses are objectively calculated based on the achievement of specific financial targets for each named executive pursuant to the terms of the Executive Performance Bonus Plan, which is designed to ensure executive compensation is aligned with the performance of the Company.

The Compensation Committee adopted the National CineMedia, Inc. Executive Performance Bonus Plan on March 13, 2013 and it was approved by our stockholders on May 1, 2013. The Executive Performance Bonus Plan is expected to continue for five years. The Executive Performance Bonus Plan in 2013 included Messrs. Hall, Marks, Hardy and Weihe. The financial performance criteria and potential bonus levels under the plan were consistent with 2012. The 2013 bonus awards for Mr. Oddo and Mr. Cabot were not pursuant to the Executive Performance Bonus Plan. Mr. Ferrera is not included in the following discussions regarding the 2013 performance bonuses because he resigned from the Company effective March 1, 2013 and did not receive any bonus for fiscal 2013.

The objective financial factors are consistent with the metrics used in previous years and represent the metrics the Compensation Committee believes may best encourage sound decisions regarding operations and investment of capital and are important to our goal of increasing the value of our equity. We believe we have adequately addressed the risks that an executive might be incentivized to take inappropriate actions to meet the performance metrics through our internal controls over financial reporting.

Our annual performance bonus traditionally has been paid in a single payment in the first quarter following the completion of a given fiscal year. Payments are subject to review, approval and certification by the Compensation Committee in conjunction with the issuance of our annual audit report.

Fiscal 2013 Executive Performance Bonus Plan Summary

	Performance Measure Weightings
	Up to 100% of Target Bonus			Stretch Bonus (4)	2013 Raise Deferral Performance Bonus (5)
Name	Adjusted OIBDA (1)	Adjusted advertising revenue (2)	Technology and Operations operating and capital expenditures budget (3)	Adjusted OIBDA	Adjusted OIBDA
Kurt C. Hall	100%	0%	0%	100%	100%
Clifford E. Marks	0%	100%	0%	100%	100%
Ralph E. Hardy	100%	0%	0%	100%	100%
Earl B. Weihe	75%	0%	25%	100%	100%

(1)	The performance bonus potential is based on the percentage of Adjusted OIBDA (defined in the “Definitions of Performance Measures used in Incentive Compensation” below) target achieved as follows. Straight line interpolation is applied to performance between the levels shown.

Percentage of Adjusted OIBDA Target Achieved	% of Target Bonus
Less than or equal to 80%	0%
Greater than 80% to 100%	>0% to 100%

(2)	The performance bonus potential is based on the percentage of advertising revenue (defined in the “Definitions of Performance Measures used in Incentive Compensation” below) target achieved as follows. Straight line interpolation is applied to performance between the levels shown.

Percentage of Adjusted Advertising Revenue Target Achieved	% of Target Bonus
Less than 80%	0%
80%	50%
90%	80%
95%	90%
100%	100%

(3)	No performance bonus is payable for 25% of Mr. Weihe’s award if the actual annual operating expenditures and capital expenditures, including any capitalized overhead, on an aggregate basis exceed 100% of budget.
(4)	The 2013 Stretch Bonus potential is 50% of the Performance Bonus paid times the percentage that Adjusted OIBDA is in excess of budget (capped at 10%), divided by 10.
(5)	The 2013 Raise Deferral Performance Bonus potential is 2% of the executive’s base salary at the end of our fiscal year (December 26, 2013).

Fiscal 2013 Performance Results

(in millions)

Performance Measure	Target	Actual	Achievement relative to target
Adjusted OIBDA (a)	$232.7	$237.4	102.0% of Adjusted OIBDA target
Adjusted advertising revenue (a)	$390.3	$384.2	98.4% of Adjusted advertising revenue target
Technology and Operations operating expenditures	$23.8	$21.9	Under-spent target by 8.0%
Technology and Operations capital expenditures	$35.7	$32.3	Under-spent target by 9.5%

(a)	Adjusted OIBDA and adjusted advertising revenue are non-GAAP measures. See “Definitions of Performance Measures used in Incentive Compensation” below for the definitions of Adjusted OIBDA and adjusted advertising revenue and the reconciliations to the closest GAAP basis measurement.

Fiscal 2013 Executive Performance Bonus Plan Payments

The awards under the Executive Performance Bonus Plan were determined in accordance with the Company’s actual performance compared to our internal targets. We believe the amounts paid under the Executive Performance Bonus Plan are appropriate in light of the achievement relative to the financial targets. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2013 Summary Compensation Table for Messrs. Hall, Marks, Hardy and Weihe. Mr. Ferrera is not included in the table below as he resigned as Executive Vice President and Chief Financial Officer, effective March 1, 2013.

Performance Results
	Performance Bonus			Stretch Bonus			Raise Deferral Performance Bonus
Name	Target Award as a % of Salary (1)	Actual Award as a % of Target	Total Award Amount	Target Award as a % of Salary (1)	Actual Award as a % of Target	Total Award Amount	Target Award as a % of Salary (1)	Actual Award as a % of Target	Total Award Amount	Total Non-Equity Incentive Plan Compensation
Kurt C. Hall	100%	100%	$765,131	50%	20%	$76,895	2%	100%	$15,303	$857,329
Clifford E. Marks	100%	97%	$714,933	50%	20%	$71,851	2%	100%	$14,756	$801,540
Ralph E. Hardy	75%	100%	$214,982	37.5%	20%	$21,605	2%	100%	$5,733	$242,320
Earl B. Weihe	75%	100%	$153,000	37.5%	20%	$15,377	2%	100%	$4,080	$172,457

(1)	Percentage of base salary determined at the end of our 2013 fiscal year (December 26, 2013).

Fiscal 2013 Bonus Plan Summary and Payments for Interim Co-Chief Financial Officers

The financial performance criteria and applicable weights for financial performance criteria for the 2013 cash bonuses for the 2013 fiscal year for the Interim Co-Chief Financial Officers are as follows.

	Performance Measure Weightings
	Up to 100% of Target Bonus		Stretch Bonus (1)	2013 Raise Deferral Performance Bonus (1)
Name	Adjusted OIBDA (1)	Individual Performance (2)	Adjusted OIBDA	Adjusted OIBDA
David J. Oddo	75%	25%	100%	100%
Jeffrey T. Cabot	75%	25%	100%	100%

(1)	The performance bonus potential for Adjusted OIBDA, the stretch bonus and the raise deferral performance bonus are consistent with those described in footnote 1, 4 and 5 to the Fiscal 2013 Executive Performance Bonus Plan Summary table above.
(2)	The individual performance targets are based upon the individual’s personal performance during the 2013 fiscal year.

The awards to Messrs. Oddo and Cabot were determined in accordance with the Company’s actual performance compared to our internal targets and individual performance. We believe the amounts paid are appropriate in light of the achievement relative to the financial targets, as shown under Fiscal 2013 Performance Bonus Results, and individual performance. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2013 Summary Compensation Table for Messrs. Oddo and Cabot.

	Performance Results
	Performance Bonus				Stretch Bonus			Raise Deferral Performance Bonus
	Target Award as a % of Salary (1)(2)	Actual Award as a % of Target	Adjusted OIBDA Award (75% Weighting)	Individual Performance Award (25% Weighting)	Target Award as a % of Salary (2)	Actual Award as a % of Target	Total Award Amount	Target Award as a % of Salary (2)	Actual Award as a % of Target	Total Award Amount	Total Non- Equity Incentive Plan Compensation
David J. Oddo	40%	100%	$52,500	$17,500	20%	20%	$7,035	2%	100%	$3,500	$80,535
Jeffery T. Cabot	40%	100%	$58,200	$19,400	20%	20%	$7,799	2%	100%	$3,880	$89,279

(1)	Includes supplemental bonus opportunity of 10% of base salary for Interim Co-Chief Financial Officer roles.
(2)	Percentage of base salary determined at the end of our 2013 fiscal year (December 26, 2013).

Long-Term Incentives. We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. We grant awards under our stockholder approved equity incentive plan, the National CineMedia, Inc. 2007 Equity Incentive Plan as amended and restated, which we refer to as the “Equity Incentive Plan.”

For 2013, the Committee decided to continue to grant Performance-Based Restricted Stock to align executives with the long-term financial goals of the Company. The Committee also decided to grant Time-Based Restricted Stock to promote retention objectives, stock ownership in the Company, and a more direct alignment of the executives’ interests with shareholders’ interests. Each of the named executive officers received an award of 75% performance-based restricted stock and 25% time-based restricted stock.

All grants under the Equity Incentive Plan to our executive officers are generally proposed annually by the CEO at the start of each fiscal year and approved and priced by the Compensation Committee at its first meeting of the fiscal year, although grants could be made at any time at the discretion of our Compensation Committee.

On January 15, 2013, the Compensation Committee granted performance-based and time-based restricted stock awards to Messrs. Hall, Marks, Oddo, Cabot, Hardy and Weihe, as follows.

•	3-Year Performance-Based Restricted Stock: Performance-based restricted stock awards that vest based on the achievement of cumulative 2013-2015 “Free Cash Flow” goals.

•	Time-Based Restricted Stock: Vest ratably over a 3-year period.

Mr. Ferrera did not receive a grant as he resigned as Executive Vice President and Chief Financial Officer, effective March 1, 2013. On May 1, 2013, the Compensation Committee granted performance-based and time-based restricted stock awards to Messrs. Oddo and Cabot for their interim Co-Chief Financial Officer duties and on August 14, 2013, the Compensation Committee granted performance-based and time-based restricted stock awards to Mr. Oddo for his promotion to Senior Vice President.

The following table shows the target number of shares that could be received under the Equity Incentive Plan for the 2013 awards:

Name	Target Number of Shares of Performance- Based Restricted Stock (1)	Number of Shares of Time- Based Restricted Stock	Total Number of Shares
Kurt C. Hall	96,710	32,237	128,947
Clifford E. Marks	92,349	30,783	123,132
David J. Oddo	10,371	3,457	13,828
Jeffrey T. Cabot	9,683	3,228	12,911
Ralph E. Hardy	25,115	8,372	33,487
Earl B. Weihe	17,874	5,958	23,832

(1)	Includes the target number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the three-year cumulative Free Cash Flow target. The performance-based restricted stock awards are scheduled to vest based upon achievement of at least 85% of the actual cumulative Free Cash Flow target at the end of the three-year measurement period. The performance-based and time-based restricted stock awards include the right to receive dividend equivalents, subject to vesting. Below is a summary of how the number of vested shares of performance-based restricted stock will be determined based on the level of achievement of actual cumulative Free Cash Flow.

Free Cash Flow Target Actual %	Award Vesting %
>=110%	150%
100%	100%
90%	50%
85%	25%
<85%	0%

If actual cumulative Free Cash Flow is between 85% and 100% of the target, the award will vest proportionately. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target for the measurement period, the participant will receive an additional grant of shares of restricted stock that will vest 60 days following the last day of the measurement period. The number of additional shares of restricted stock will be determined by interpolation, but will not exceed 50% of the number of shares of restricted stock that vest as set forth above up to 110% of the targeted cumulative Free Cash Flow. Free Cash Flow is a non-GAAP measure. See “Definitions of Performance Measures used in Incentive Plans” below for the definition of Free Cash Flow and the reconciliations to the closest GAAP basis measurement.

Results for Performance-Based Restricted Stock with Measurement Periods Ending December 26, 2013. The 2011 and 2012 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the two or three-year measurement period. The 2011 and 2012 awards vest at 50% of the award at 90% of target achievement and vest at 150% of the award at 110% of target achievement (with interpolation between 90% and 110%). On all performance-based restricted stock, dividends accrue and will be paid upon vesting for those shares earned. In the event that shares are not earned, accrued dividends on those shares are not paid.

The three-year measurement period for the 2011 restricted stock awards and the two-year measurement period for the 2012 restricted stock awards concluded on December 26, 2013. Following is the achievement relative to the targets:

Performance Measure (in millions)	Target	Actual	Achievement relative to target	Vesting %
2011 grant three-year cumulative Free Cash Flow (a)	$820.7	$652.1	79.45%	0%
2012 grant two-year cumulative Free Cash Flow (a)	$479.8	$438.6	91.42%	57.10%

(a)	“Free Cash Flow” is a non-GAAP measure. See “Definitions of Performance Measures used in Incentive Plans” below for the definition of Free Cash Flow and the reconciliations to the closest GAAP basis measurement.

The following table shows the number of shares vested and accrued dividends paid for our NEOs for the performance-based restricted stock with measurement periods ending December 26, 2013.

Name	Number of Shares Awarded on January 13, 2011	Number of Shares Awarded on January 12, 2012	Total Vesting on February 24, 2014	Accrued Dividends (a)
Kurt C. Hall	73,502	49,001	27,980	$49,245
Clifford E. Marks	59,064	39,376	22,484	$39,572
David J. Oddo	1,224	816	466	$820
Jeffrey T. Cabot	—	—	—	—
Ralph E. Hardy	19,122	12,748	7,280	$12,813
Earl B. Weihe	17,011	11,341	6,476	$11,398

(a)	As a result of the level of achievement of the 2012 award which vested on February 24, 2014, accrued dividends were paid on March 4, 2014.

Other Compensation. Our employees, including our named executive officers, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan; and paid time off.

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and potential amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”

Definitions of Performance Measures Used in Incentive Plans. Adjusted OIBDA, a non-GAAP financial measure, is a key measure used by management to measure the Company’s operating performance. OIBDA represents consolidated net income (loss) plus income tax expense, interest and other costs and depreciation and amortization expense. Adjusted OIBDA adds back the make-good liability shifted into 2014, share-based compensation costs and other costs. While Adjusted OIBDA is a measure we use to measure the financial performance for purposes of our Executive Performance Bonus awards, you should not consider Adjusted OIBDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss). Adjusted OIBDA has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies (dollars in millions).

	FY 2013 Target	FY 2013 Actual
Consolidated net income	$104.3	$129.8
Income tax expense	19.1	20.2
Interest and other non-operating costs	76.6	52.0
Depreciation and amortization	23.2	26.6
Make-good liability	—	1.8
Share-based compensation costs and other costs	9.5	7.0

Adjusted OIBDA	$232.7	$237.4

Adjusted advertising revenue is a non-GAAP financial measure used by management to measure the performance of certain of its advertising sales personnel, including Mr. Marks. Adjusted advertising revenue represents reported advertising revenue less founding member circuit beverage revenue, zero margin barter revenue and other founding member payments included in revenue plus the make-good liability shifted into 2014. You should not consider this measure in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising revenue (dollars in millions).

	FY 2013 Target	FY 2013 Actual
Advertising revenue	$432.4	$426.3
Less: Founding member circuit beverage revenue and other revenue	(42.1)	(43.9)
Plus: Make-good liability	—	1.8

Adjusted advertising revenue	$390.3	$384.2

Free Cash Flow is a non-GAAP measure used by management to measure the Company’s operating cash flow. Free Cash Flow represents Adjusted OIBDA, defined above, less capital expenditures (dollars in millions).

Actual	2012-2013 2-Year Cumulative Ended December 26, 2013	2011-2013 3-Year Cumulative Ended December 26, 2013
Consolidated net income	$195.1	$295.7
Income tax expense	46.9	66.3
Interest and other non-operating costs	151.8	225.5
Depreciation and amortization	47.0	65.8
Make-good liability	3.0	5.7
Share-based compensation and other costs	15.4	27.4

Adjusted OIBDA	$459.2	$686.4
Capital expenditures	20.6	34.3

Free Cash Flow – Actual	$438.6	$652.1

Compensation Decisions for 2014

On December 27, 2013, Mr. Weihe resigned from his position as Executive Vice President and Chief Operations Officer of the Company and will continue to serve in an advisory role with NCM LLC until his retirement. On December 27, 2013, Alfonso P. Rosabal was appointed Executive Vice President, Chief Operations Officer and Chief Technology Officer. Below is information about compensation decisions made for executive officers (Messrs. Hall, Marks, Oddo, Cabot, Hardy and Rosabal) in early 2014.

Base Salary. The Compensation Committee reviewed executive compensation in January 2014 and decided to increase the base salary by a cost of living adjustment of 2% for each of Messrs. Hall, Marks, Oddo, Cabot and Hardy, which is consistent with the average increases given to the majority of employees. Mr. Rosabal received a 10% increase in connection with his promotion to Executive Vice President, Chief Operations Officer and Chief Technology Officer.

Annual Performance Bonus. The process for setting the financial targets for 2014 was consistent with previous years as part of the annual budget review and approval. Mr. Oddo and Mr. Cabot were provided a supplemental bonus opportunity of 10% of base salary for the 2014 fiscal year to provide additional compensation for their Interim Co-Chief Financial Officer roles, bringing their target to 40% of base salary, consistent with what was done in 2013.

Long-Term Incentives. For 2014, the mix of restricted stock awards granted was approximately as follows.

Mix of 2014 Restricted Stock Awards
Name	Performance- Based Restricted Stock	Time- Based Restricted Stock
Kurt C. Hall	75%	25%
Clifford E. Marks	60%	40%
David J. Oddo (a)	25%	75%
Jeffrey T. Cabot (a)	25%	75%
Ralph E. Hardy	60%	40%
Alfonso P. Rosabal, Jr. (b)	60%	40%

(a)	Mr. Oddo and Mr. Cabot have approximately 25% performance-based restricted stock awards and approximately 75% time-based restricted stock awards due to their position as Senior Vice Presidents. Messrs. Hardy and Rosabal received approximately 60% performance-based restricted stock and approximately 40% time-based restricted stock due to their positions as Executive Vice Presidents.
(b)	Mr. Rosabal was appointed Executive Vice President, Chief Operations Officer and Chief Technology Officer on December 27, 2013.

The 2014 long-term incentive grant was made in consideration of several factors, including current role, individual performance, potential company performance and market positioning, among other factors. The Compensation Committee granted time-vested restricted stock and performance-based restricted stock awards to each of our executive officers effective January 15, 2014, as described in greater detail below.

The following table shows the target number of shares granted to each of our executive officers for these awards:

2014 Equity Awards
Name	Target Number of Shares Performance- Based Restricted Stock	Number of Shares Time- Based Restricted Stock	Total Number of Shares
Kurt C. Hall	79,090	26,363	105,453
Clifford E. Marks	62,685	38,712	101,397
David J. Oddo	3,919	10,201	14,120
Jeffrey T. Cabot	4,288	11,413	15,701
Ralph E. Hardy	17,048	10,528	27,576
Alfonso P. Rosabal, Jr. (a)	32,592	20,710	53,302

(a)	Mr. Rosabal was appointed Executive Vice President, Chief Operations Officer and Chief Technology Officer on December 27, 2013.

EXECUTIVE COMPENSATION TABLES

FISCAL 2013 SUMMARY COMPENSATION TABLE

The following table shows the amount of compensation earned by our NEOs during the years indicated. For additional information regarding the material terms of each named executive officers’ employment agreement, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)		Total
Kurt C. Hall President, Chief Executive Officer and Chairman	2013 2012	$ $	765,131 765,131		— —	$ $	1,931,626 1,609,689	$	— 299,888	$ $	857,329 485,093	$ $	121,781 118,883	$ $	3,675,867 3,278,684
	2011		$750,128		$330,056		$1,350,232		$821,701		—		$160,659		$3,412,776

Clifford E. Marks President of Sales & Marketing	2013		$737,805		—		$1,844,517		—		$801,540		$113,214		$3,497,076
	2012		$737,805		—		$1,293,500		$240,981		$596,367		$92,904		$2,961,557
	2011		$723,338		—		$1,085,006		$660,295		$509,953		$102,418		$3,081,010

David J. Oddo Senior Vice President, Finance and Interim Co-Chief Financial Officer	2013		$152,468		—		$226,243		—		$80,535		$12,292		$471,538

Jeffrey T. Cabot Senior Vice President, Controller and Interim Co-Chief Financial Officer	2013		$187,354		—		$196,257		—		$89,279		$13,611		$486,501

Gary W. Ferrera Former Executive Vice President and Chief Financial Officer	2013 2012 2011	$ $ $	97,234 371,423 364,140	$	— — 120,166	$ $	— 632,073 509,804	$ $	— 120,776 310,244	$	— 176,611 —	$ $ $	6,463 51,972 67,844	$ $ $	103,697 1,352,855 1,372,198

Ralph E. Hardy Executive Vice President and General Counsel	2013 2012	$ $	286,642 286,642		— —	$ $	501,635 418,771	$	— 78,017	$ $	242,320 136,298	$ $	36,811 32,799	$ $	1,067,408 952,527
	2011		$281,022		$92,737		$351,271		$213,774		—		$36,690		$975,494

Earl B. Weihe Executive Vice President and Chief Operations Officer	2013 2012	$ $	205,961 255,000		— —	$ $	357,003 372,557	$	— 69,408	$ $	172,457 138,751	$ $	29,367 39,317	$ $	764,788 875,033
	2011		$250,000		$61,875		$312,492		$190,175		$46,875		$35,333		$896,750

(1)	For fiscal 2011, the amounts represent discretionary bonus awards for each executive. No discretionary bonuses were paid for fiscal 2012 or 2013. See prior year proxy statements for additional information.

(2)	The amounts represent the aggregate grant date fair value of the stock awards computed in accordance with ASC Topic 718. Certain of the stock awards granted in 2013, 2012 and 2011 are scheduled to vest based upon the achievement of performance conditions relating to cumulative “Free Cash Flow” at the end of the two or three-year measuring period. The amounts for these awards are presented based on 100% of the fair market value on the date of grant and do not include an estimate of performance. Actual results could materially differ from this estimate (in fact the 2011 grant ultimately vested at 0% and the 2012 two-year grant vested at 57.1%). Stock awards are further discussed in the “Long-Term Incentives” section of our CD&A. The table below includes the maximum amounts payable assuming the highest level of performance is achieved:

Stock Awards
Name	Grant Date	Maximum Number of Shares Scheduled to Vest		Maximum Grant Date Fair Value (a)
Kurt C. Hall	1/15/2013	177,302		$2,655,984
	1/12/2012	183,754		$2,414,527
	1/13/2011	110,253		$2,025,348
Clifford E. Marks	1/15/2013	169,307		$2,536,211
	1/12/2012	147,660		$1,940,252
	1/13/2011	88,596		$1,627,509
David J. Oddo	1/15/2013	5,264		$78,847
	5/1/2013	6,875		$106,906
	8/14/2013	6,875		$125,331
Jeffrey T. Cabot	1/15/2013	10,878		$162,945
	5/1/2013	6,875		$106,906
Gary W. Ferrera	1/12/2012	72,155	(b)	$948,116
	1/13/2011	41,628	(b)	$764,706
Ralph E. Hardy	1/15/2013	46,045		$689,747
	1/12/2012	47,805		$628,157
	1/13/2011	28,683		$526,907
Earl B. Weihe	1/15/2013	32,769		$490,880
	1/12/2012	42,530		$558,844
	1/13/2011	25,516		$468,729

(a)	The amount is based on the maximum number of shares as of the grant date subject to the award assuming the highest level of performance is achieved (150%) for the performance-based restricted stock grants. The time-based restricted stock grants are included at 100%. The amounts for these awards are presented based upon the fair market value on the date of grant.
(b)	Mr. Ferrera’s stock awards were forfeited upon his resignation from the Company.
(3)	The amounts represent the aggregate grant date fair value of the options computed in accordance with ASC Topic 718 and do not represent cash payments made to the individuals or amounts realized. See details of the assumptions used in valuation of the options in Note 11 “Share-Based Compensation” to the audited financial statements filed with the SEC on Form 10-K for the year ended December 26, 2013. The full grant date fair values of the awards were $4.08 (January 12, 2012) and $3.73 (January 13, 2011) per share. Share-based options are discussed in the “Long-Term Incentives” section of our CD&A.
(4)	The Compensation Committee approved fiscal 2013 performance bonuses for the named executive officers on February 24, 2014, and the bonuses were paid on March 3, 2014. For fiscal 2013, the payments of non-equity incentive plan compensation included a stretch bonus due to achievement of certain performance measures and a 2% raise deferral performance bonus due to achievement of certain performance measures. See further discussion in the “Annual Performance Bonus” section of our CD&A.

(5)	The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2013 Summary Compensation Table above.

Name	Year	401(k) Employer Contribution (a)	Term Life Insurance (b)	Disability Insurance (c)	Restricted Stock Dividends (d)	Miscellaneous (e)	Total All Other Compensation
Kurt C. Hall	2013	$6,120	$873	$1,356	$111,658	$1,774	$121,781
	2012	$6,000	$1,510	$3,414	$107,959	—	$118,883
	2011	$6,600	$1,929	$1,257	$150,568	$305	$160,659
Clifford E. Marks	2013	$6,120	$842	$1,356	$103,034	$1,862	$113,214
	2012	$6,000	$1,456	$3,304	$81,024	$1,120	$92,904
	2011	$6,600	$1,856	$1,257	$90,308	$2,397	$102,418
David J. Oddo	2013	$3,870	$175	$979	$7,268	—	$12,292
Jeffrey T. Cabot	2013	$4,241	$215	$1,202	$7,953	—	$13,611
Gary W. Ferrera	2013	$6,120	$82	$261	—	—	$6,463
	2012	$6,000	$733	$1,827	$43,412	—	$51,972
	2011	$6,600	$566	$1,257	$59,421	—	$67,844
Ralph E. Hardy	2013	$6,120	$327	$1,356	$29,008	—	$36,811
	2012	$6,000	$566	$1,485	$24,748	—	$32,799
	2011	$6,600	$1,818	$1,257	$27,015	—	$36,690
Earl B. Weihe	2013	$6,120	$235	$1,270	$21,742	—	$29,367
	2012	$6,000	$503	$1,358	$31,456	—	$39,317
	2011	$6,269	$1,584	$1,257	$26,223	—	$35,333

(a)	Represents matching contributions made pursuant to NCM LLC’s defined contribution 401(k) Plan. Eligible employees, including the named executive officers are eligible for a discretionary contribution under the 401(k) plan on base pay up to IRS limits.
(b)	Represents imputed income for term life insurance coverage.
(c)	Represents imputed income for long-term and short-term disability insurance coverage.
(d)	Under the 2007 and 2008 restricted stock awards, the named executive officers are entitled to receive cash dividends at the same time as other stockholders on unvested shares. Starting with the 2009 restricted stock grants, dividends are accrued and paid only when vested. Dividends that are accrued on unvested restricted stock are reported in the year such amounts accrue instead of the year paid, based on an SEC staff interpretation. These dividends are payable to the executive only if and to the extent the restricted stock vests and is not forfeited. The Company assigned probability weightings to the restricted stock dividends at the end of each fiscal year based upon its expectations of the performance conditions being met and shares ultimately vesting.
(e)	Represents business-related awards, gifts and prizes and taxable fringe benefits for Messrs. Hall and Marks.

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS

The following table shows the awards granted to our named executive officers for our 2013 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Thresh- hold ($)	Target ($)	Maxi- mum ($)	Thresh- hold (#)	Target (#)	Maxi- mum (#)
Kurt C. Hall	N/A	—	$780,434	$1,162,999	—	—	—		—	—	—
	1/15/2013	—	—	—	—	96,710	145,065		—	—	$1,448,716
	1/15/2013	—	—	—	—	—	—	32,237	—	—	$482,910
Clifford E. Marks	N/A	—	$752,561	$1,121,464	—	—	—		—	—	—
	1/15/2013	—	—	—	—	92,349	138,524		—	—	$1,383,388
	1/15/2013	—	—	—	—	—	—	30,783	—	—	$461,129
David J. Oddo	N/A	—	$73,500	$108,500	—	—	—		—	—	—
	1/15/2013	—	—	—	—	2,871	4,307		—	—	$43,008
	1/15/2013	—	—	—	—	—	—	957	—	—	$14,336
	5/1/2013	—	—	—	—	3,750	5,625		—	—	$58,313
	5/1/2013	—	—	—	—	—	—	1,250	—	—	$19,438
	8/14/2013	—	—	—	—	3,750	5,625		—	—	$68,363
	8/14/2013	—	—	—	—	—	—	1,250	—	—	$22,788
Jeffrey T. Cabot	N/A	—	$81,480	$120,280	—	—	—		—	—	—
	1/15/2013	—	—	—	—	5,933	8,900		—	—	$88,876
	1/15/2013	—	—	—	—	—	—	1,978	—	—	$29,630
	5/1/2013	—	—	—	—	3,750	5,625		—	—	$58,313
	5/1/2013	—	—	—	—	—	—	1,250	—	—	$19,438
Gary W. Ferrera (4) Ralph E. Hardy	—	—	—	—	—	—	—	—	—	—	—
	N/A	—	$220,715	$328,205	—	—	—		—	—	—
	1/15/2013	—	—	—	—	25,115	37,673		—	—	$376,223
	1/15/2013	—	—	—	—	—	—	8,372	—	—	$125,413
Earl B. Weihe	N/A	—	$157,080	$233,580	—	—	—		—	—	—
	1/15/2013	—	—	—	—	17,874	26,811		—	—	$267,753
	1/15/2013	—	—	—	—	—	—	5,958	—	—	$89,251

(1)	Amounts represent potential cash bonus amounts if targets are achieved for 2013 performance for each named executive officer. The Compensation Committee may, at its discretion, reduce the amount of any awards payable under the 2013 Performance Bonus Plan by up to 25%. See our Summary Compensation Table for amounts paid.
(2)	Represents performance-based restricted stock grants made in 2013 under the Equity Incentive Plan. The restricted stock awards provide that the award will accrue dividends payable subject to vesting. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”
(3)	Grant date fair value of stock and option awards was calculated in accordance with GAAP. Some of the 2013 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period and are presented in the table based on target amounts. Refer to footnote (2) to our Summary Compensation Table for the maximum number of shares that could be awarded.
(4)	Mr. Ferrera resigned from the Company effective March 1, 2013 and did not receive any 2013 awards.

Non-Equity Incentive Plan Awards

Refer to our Summary Compensation Table for the actual payouts for fiscal 2013, 2012 and 2011. Additional information about these awards and our actual performance is included in our CD&A, “Annual Performance Bonus.”

Equity Incentive Plan Awards

During fiscal 2013, each of our named executive officers received awards under our Equity Incentive Plan. Additional information about the awards is included in our CD&A, “Long-Term Incentives.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 26, 2013

	Stock Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date (a)	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (b)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (b)
Kurt C. Hall	230,360	—	(g)	$16.97	1/14/2020	—		—	—	—
	474,974	—		$16.35	4/04/2021	—		—	—	—
	147,004	73,502	(i)	$18.37	1/13/2021	—		—	73,502	$1,469,305
	24,501	49,001	(j)	$13.14	1/12/2022	—		—	49,001	$979,530
	—	—		—	—	—		—	170,212	$3,402,538
	—	—		—	—	32,237	(k)	$644,418	—	—

Clifford E. Marks	37,327	—	(e)	$24.04	9/07/2021	—		—	—	—
	118,128	59,064	(i)	$18.37	1/13/2021	—		—	59,064	$1,180,689
	—	39,376	(j)	$13.14	1/12/2022	—		—	39,376	$787,126
	—	—		—	—	—		—	151,413	$3,026,746
	—	—		—	—	30,783	(k)	$615,352	—	—

David J. Oddo	3,000	—	(d)	$21.00	2/13/2017	—		—	—	—
	1,000	—	(f)	$19.49	4/29/2018	—		—	—	—
	3,728	—	(g)	$16.97	1/14/2020	—		—	—	—
	2,449	1,224	(i)	$18.37	1/13/2021	—		—	1,224	$24,468
	544	1,088	(j)	$13.14	1/12/2022	—		—	816	$16,312
	—	—		—	—	—		—	12,003	$239,941
	—	—		—	—	957	(k)	$19,130	—	—
	—	—		—	—	1,250	(l)	$24,988	—	—
	—	—		—	—	1,250	(m)	$24,988	—	—

Jeffrey T. Cabot	2,500	5,000	(j)	$13.14	1/12/2022	—		—	7,500	$149,925
	—	—		—	—	—		—	9,683	$193,564
	—	—		—	—	1,978	(k)	$39,540	—	—
						1,250	(l)	$24,988	—	—

Gary W. Ferrera (n)	—	—		—	—	—		—	—	—

Ralph E. Hardy	21,444	—		$9.22	1/15/2019	—		—	—	—
	—	19,122	(i)	$18.37	1/13/2021	—		—	19,122	$382,249
	—	12,748	(j)	$13.14	1/12/2022	—		—	12,748	$254,833
	—	—		—	—	—		—	44,237	$884,298
	—	—		—	—	8,372	(k)	$167,356	—	—

Earl B. Weihe	14,601	—		$9.22	1/15/2019	—		—	—	—
	20,882	—	(g)	$16.97	1/14/2020	—		—	—	—
	60,000	—	(h)	$19.17	11/04/2020	—		—	—	—
	34,023	17,011	(i)	$18.37	1/13/2021	—		—	17,011	$340,050
	5,671	11,341	(j)	$13.14	1/12/2022	—		—	11,341	$226,707
	—	—		—	—	—		—	34,886	$697,371
	—	—		—	—	5,958	(k)	$119,100	—	—

(a)	Options generally expire prior to date if named executive officer terminates employment.
(b)	Amounts are based on the closing stock price, $19.99 per share, on December 26, 2013 based on the target level of performance.
(c)	The restricted stock awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year or two-year measuring period. Refer to CD&A for discussion of cumulative Free Cash Flow.

(d)	The options vest 20% per year commencing on January 1, 2008, subject to continuous service.
(e)	The options vest 20% per year commencing on January 1, 2009, subject to continuous service.
(f)	The options vest 20% per year commencing on April 29, 2009, subject to continuous service.
(g)	The options vest 33.33% per year commencing on January 14, 2011, subject to continuous service
(h)	The options vest 33.33% per year commencing on November 4, 2011, subject to continuous service.
(i)	The options vest 33.33% per year commencing on January 13, 2012, subject to continuous service.
(j)	The options vest 33.33% per year commencing on January 12, 2013, subject to continuous service.
(k)	The restricted stock vests 33.33% per year commencing on January 16, 2014, subject to continuous service.
(l)	The restricted stock vests 33.33% per year commencing on May 1, 2014, subject to continuous service.
(m)	The restricted stock vests 33.33% per year commencing on August 14, 2014, subject to continuous service.
(n)	Mr. Ferrera resigned from the Company effective March 1, 2013.

See “Long-Term Incentives” in the CD&A for additional information.

OPTION EXERCISES AND STOCK VESTED AT DECEMBER 26, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (b)	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
Kurt C. Hall	263,924	$2,186,259	59,817	$896,657
Clifford E. Marks	323,196	$970,790	41,988	$620,848
David J. Oddo	—	—	968	$14,510
Gary W. Ferrera	76,300	$408,717	24,584	$368,774
Ralph E. Hardy	168,092	$453,637	11,868	$177,901
Earl B. Weihe	17,909	$36,908	21,002	$314,820

(a)	Amounts are based on the closing stock price on the date realized.
(b)	Amounts are based on the difference between the market price of our shares at exercise and the exercise price of the options.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides definitions for the termination reasons. Mr. Oddo and Mr. Cabot do not have employment agreements. In addition, on December 27, 2013 in connection with his resignation as Executive Vice President and Chief Operating Officer, Mr. Weihe’s employment agreement was replaced with a new agreement related to his new role with NCM LLC.

The following table assumes the executive’s employment was terminated under each of these circumstances on December 26, 2013 and such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus (1)	Medical Insurance (2)	Term Life Insurance (2)	Disability Insurance (2)	401(k) Employer Contrib. (2)	Value of Accelerated Equity Awards (3)
Kurt C. Hall (a)
Without Cause	$1,560,867	$857,329	$49,996	$1,746	$2,712	—	—
For Good Reason	$2,341,301	$857,329	$49,996	$1,746	$2,712	—	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	$3,511,951	$857,329	$62,495	$2,183	$3,390	—	$6,950,521
Death	—	$857,329	$24,998	—	—	—	—
Disability	—	$857,329	$24,998	$873	$1,356	—	—

Clifford E. Marks (b)
Without Cause or For Good Reason or Expiration of Agreement	$752,561	$801,540	$24,998	$842	$1,356	$6,120	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	$801,540	—	—	—	—	$5,975,323
Death	—	$801,540	$24,998	—	—	—	—
Disability*	$376,281	$801,540	$24,998	$842	$1,356	—	—

Ralph E. Hardy (c)
Without Cause or For Good Reason or Expiration of Agreement	$292,375	242,320	$24,998	$327	$1,356	$6,120	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	242,320	—	—	—	—	$1,807,037
Death	—	242,320	$24,998	—	—	—	—
Disability*	$146,187	242,320	$24,998	$327	$1,356	—	—

Earl B. Weihe (c)
Without Cause or For Good Reason or Expiration of Agreement	$204,000	172,457	$7,598	$235	$1,270	$6,120	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	172,457	—	—	—	—	$1,488,472
Death	—	172,457	$7,598	—	—	—	—
Disability*	$102,000	172,457	$7,598	$235	$1,270	—	—

*	net of amounts offset by disability insurance payments
(1)	If the employment of the named executive officer is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the agreement, or his agreement is not renewed on substantially equal terms, he will be entitled to severance for a specified period and any annual bonuses awarded but not yet paid. If the named executive officer’s employment terminates due to his death, his beneficiaries will receive his base salary paid through the end of the month of his death. Except for Mr. Hall, if the named executive officer terminates employment on account of his disability, in exchange for a release of claims against the Company, he will be entitled to his base salary for a period of six months following termination, offset by any disability benefits provided under a company sponsored benefit arrangement.
(a)

If the employment of Mr. Hall is terminated by NCM, Inc., for reasons other than permanent disability, death or cause, he will be entitled to severance equal to two times his base salary. If Mr. Hall resigns from NCM, Inc. with good reason, as defined in the agreement, he will be entitled to severance equal to three times his base salary. If, within three months before or one year after a change of control, as defined in the agreement, Mr. Hall resigns for good reason or his employment is terminated for reasons other than permanent disability, death or cause, he would be entitled to severance equal to 2.25 times the sum of his base salary and his target bonus. If Mr. Hall terminates employment for any reason, other than cause, he or his beneficiaries will receive his actual bonus for the current year prorated by the number of days until his termination to be paid at the same time bonuses are paid to other executives. Because this table assumes termination as of December 26, 2013, the full 2013 bonus would be payable. Amounts are based on Mr. Hall’s base salary in effect on January 15, 2014.
(b)	Mr. Marks will be entitled to severance equal to the greater of (1) his base salary paid over the remaining existing term of the contract and a bonus equal to the last bonus paid per month applied against the remaining contract period or (2) one year of base salary plus 100% of the bonus amount paid for the last full year of employment. The cash severance amount is based on Mr. Marks’ base salary in effect on January 15, 2014 and the bonus amount is based on the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” for 2013.
(c)	Mr. Hardy’s severance represents base salary paid over 12 months based on his base salary in effect on January 15, 2014. Mr. Weihe’s severance represents base salary paid over 12 months based on his base salary in effect on December 26, 2013.
(2)	Except for Mr. Hall, if the employment of a named executive officer is terminated by NCM, Inc. for reasons other than disability, death or cause, or he resigns for good reason, as defined in the agreement, the named executive officer is entitled to receive an amount equal to NCM, Inc.’s premium costs or other contributions made by the Company on behalf of each named executive officer with respect to all employee benefit plans or programs that such named executive officer was participating in on the date of his termination of employment, for a specified period. If Mr. Hall’s employment is terminated by NCM, Inc. for reasons other than disability, death or cause, or he resigns for good reason, as defined in the agreement, he will be entitled to payments equal to the amount of company contributions and payments under any medical, health and life insurance plans per month for the preceding calendar year, for a specified period. If the named executive officer terminates employment on account of his death or disability, he or his beneficiaries will be entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA and life insurance coverage.
(a)	Amounts for Mr. Hall represent a 24-month period, except if within three months before or one year after a change of control, as defined in the agreement, then he is entitled to 30-months of continued benefits.
(b)	Amounts for Mr. Marks represent estimates until the date he receives equivalent coverage but not longer than the period for which his base salary is paid after termination.
(c)	Amounts for Mr. Hardy and Mr. Weihe represent a 12-month period.
(3)	Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the plan, the named executive officer’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the named executive officer for good reason, both as defined in the plan, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Amounts are based on the closing stock price, $19.99 per share, on December 26, 2013.

Employment Agreements

On February 13, 2007, NCM, Inc. and NCM LLC entered into multi-year employment agreements with each of our named executive officers as described further below, except for Mr. Weihe. The agreements were amended effective as of January 1, 2009 in order to comply with the requirements of Section 409A and Section 162(m) of the Internal Revenue Code of 1986. We entered into an employment agreement with Mr. Weihe on August 24, 2011. The Compensation Committee believes these employment agreements are consistent with the industry standard in our industry for top executives. The agreements provide for payments and benefits if each executive’s employment with the Company and its affiliates is terminated (i) without cause (as defined in the agreements), (ii) for good reason (as defined in the agreements), (iii) without cause or good reason three months prior to or within one year following a change of control (as defined in the agreements), (iv) in the event of death, and (v) in the event of disability. See “Potential Payments Upon Termination or Change in Control” for additional information about such payments and benefits.

Kurt C. Hall

Mr. Hall’s employment agreement, which initially had a two-year term beginning February 13, 2007, provides that he will serve as President, Chief Executive Officer and Chairman of the Board of NCM, Inc. On each May 24, beginning in 2007, one year is added to the term of the agreement. The agreement initially provided that Mr. Hall be paid an initial base salary at the rate of $700,000 per year, subject to annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed to be relevant by the Compensation Committee. The Compensation Committee set Mr. Hall’s base salary at $750,128, $765,131, $765,131 and $780,434 effective January 2011, January 2012, January 2013 and January 2014, respectively. In addition to base salary, Mr. Hall is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Mr. Hall will also be reimbursed for reasonable out-of-pocket business expenses. Under the agreement, during his employment and for 12 months thereafter, Mr. Hall, subject to certain limitations, has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries or solicit anyone who was employed by these entities. Under the agreement, Mr. Hall has also agreed not to divulge or disclose confidential information of NCM, Inc. or its affiliates or subsidiaries except in the business of and for the benefit of NCM, Inc., or as required by law.

Clifford E. Marks

Mr. Marks’ employment agreement, which initially had a two-year term beginning February 13, 2007, provides that he will serve as the President of Sales & Marketing. On September 30 of each year, beginning in 2008, the term is automatically extended by one year. Under the agreement, Mr. Marks is paid a base salary, which was initially at the rate of $675,000 per year with increases of not less than 1% annually; however the Company and Mr. Marks agreed that his base salary would not be increased for fiscal 2009. The Compensation Committee set Mr. Marks’ base salary at $723,338, $737,805, $737,805 and $752,561 effective January 2011, January 2012, January 2013 and January 2014, respectively. The Compensation Committee will review Mr. Marks’ salary at least annually and may increase (but not reduce) the base salary in its sole discretion. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. The Compensation Committee will review Mr. Marks’ bonus structure and may adjust the bonus structure in its sole discretion based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. Under the agreement, during his employment and for 12 months thereafter, Mr. Marks has agreed not to compete with NCM, Inc., its affiliates or subsidiaries, or solicit anyone who is an employee, officer or agent of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Ralph E. Hardy

Mr. Hardy’s employment agreement provides that he will serve as the Executive Vice President and General Counsel of NCM, Inc. The term of employment terminates on each December 31, but will be considered automatically renewed unless notice of termination is given by either party. The agreement initially provided that Mr. Hardy be paid an initial base salary at the rate of $221,728 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee set Mr. Hardy’s base salary at $281,022, $286,642, $286,642 and $292,375 effective January 2011, January 2012, January 2013 and January 2014, respectively. In addition to base salary, Mr. Hardy is eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event less than 12 months), Mr. Hardy has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Hardy has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Earl B. Weihe

Mr. Weihe’s employment agreement, effective August 24, 2011, provided that he would serve as the Executive Vice President and Chief Operations Officer of NCM, Inc. until his resignation from this position on December 27, 2013. The agreement initially provided that Mr. Weihe be paid an initial base salary at the rate of $250,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Weihe’s base salary to $255,000 effective January 2012 and reduced it to $204,000 effective January 2013. In addition to base salary, Mr. Weihe was eligible to receive an annual cash bonus pursuant to the Company’s annual Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for so long as he was entitled to receive any benefits or payment under the agreement (but in no event less than 12 months), Mr. Weihe agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Weihe had also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

NON-EMPLOYEE INDEPENDENT DIRECTOR COMPENSATION

Non-Employee Directors

For our 2013 fiscal year, our directors who were not our employees or employees of our founding members (“independent directors”) received annual cash retainers as follows: $45,000 for Board service, $12,000 for Audit Committee Chair, $6,000 for each of the Compensation Committee chairperson and the Nominating and Governance Committee chairperson. Additionally, our lead director received an annual cash retainer of $12,000. Meeting fees were $1,750 per meeting for the Board and Audit Committee Meetings and $1,200 per meeting for the Compensation and Nominating and Governance Committee. In addition, members of the Fathom special committee received $1,200 for each meeting they attended. In addition, non-employee directors received a grant of 6,676 restricted stock units at $14.98 per share on January 15, 2013. The restricted stock units will be settled in shares of the Company’s common stock. The restricted stock units vested on February 15, 2014 and had a value of $18.68 per share based on the closing price of the Company’s common stock on the vesting date. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting. We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our board of directors.

In January 2014, the Nominating and Governance Committee considered compensation for 2014 for non-employee directors and recommended no change to the cash fees. Non-employee directors received a grant of 5,144 restricted stock units at $19.44 per share on January 15, 2014. The restricted stock units will be settled in shares of the Company’s common stock. The restricted stock units are scheduled to vest on February 15, 2015, subject to continuous service. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting.

Employee Directors

Our employees and employees of our founding members who also serve as directors receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation from us for their service as our directors.

FISCAL 2013 NON-EMPLOYEE INDEPENDENT DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Lawrence A. Goodman	$99,094	$100,006	$5,875	$204,975
David R. Haas	$113,094	$100,006	$5,875	$218,975
James R. Holland, Jr.	$83,250	$100,006	$5,875	$189,131
Stephen L. Lanning	$81,800	$100,006	$5,875	$187,681
Edward H. Meyer (1)	$72,850	$100,006	$5,875	$178,731
Scott N. Schneider	$100,444	$100,006	$5,875	$206,325

(1)	Mr. Meyer resigned from NCM, Inc.’s board of directors on March 3, 2014. Mr. Meyer served on the Company’s Compensation Committee and Nominating and Governance Committee. AMC nominated Paula Williams Madison as his replacement and the board of directors appointed her as a director on March 3, 2014.
(2)	The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2013 Director Compensation Table above.

Name	Annual Retainer	Lead Director/ Committee Chair Retainer	Meeting Fees	Total Fees Earned or Paid in Cash
Lawrence A. Goodman	$45,000	$6,000	$48,094	$99,094
David R. Haas	$45,000	$12,000	$56,094	$113,094
James R. Holland, Jr.	$45,000	$12,000	$26,250	$83,250
Stephen L. Lanning	$45,000	$6,000	$30,800	$81,800
Edward H. Meyer	$45,000	—	$27,850	$72,850
Scott N. Schneider	$45,000	—	$55,444	$100,444

(3)	The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. The grant date fair value of the awards was $14.98 per share.
(4)	During 2013, NCM, Inc. accrued per share dividends of $0.22 on March 21, 2013, May 30, 2013, August 29, 2013 and November 27, 2013, respectively. The accrued dividends were paid on February 28, 2014 after the vesting on February 15, 2014, except for Mr. Meyer who elected to defer delivery of his shares until February 12, 2016 and will receive his payment of the dividend equivalents upon the delivery of his shares.

The restricted stock units are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2013 Director Compensation Table above and outstanding stock awards at December 26, 2013.

	Fiscal 2013 Grants			Outstanding Equity Awards at December 26, 2013
Name	Grant Date	Number of Shares of Stock	Grant Date Fair Value of Stock Awards (a)	Number of Shares of Stock that have not vested	Market Value of Shares of Stock That Have Not Vested (b)
Lawrence A. Goodman	1/15/2013	6,676	$100,006	6,676	$133,453
David R. Haas	1/15/2013	6,676	$100,006	6,676	$133,453
James R. Holland, Jr.	1/15/2013	6,676	$100,006	6,676	$133,453
Stephen L. Lanning	1/15/2013	6,676	$100,006	6,676	$133,453
Edward H. Meyer (c)	1/15/2013	6,676	$100,006	6,676	$133,453
Scott N. Schneider	1/15/2013	6,676	$100,006	6,676	$133,453

(a)	Calculated in accordance with ASC Topic 718 as described in footnote (2) to the Fiscal 2013 Director Compensation Table above and based on a stock price of $14.98.

(b)	Amounts are based on the closing stock price, $19.99 per share, on December 26, 2013.
(c)	Mr. Meyer elected to defer delivery of his shares until February 12, 2016.

EQUITY COMPENSATION PLAN

The following table sets forth, as of December 26, 2013, information for all equity compensation plans under which our equity securities were authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,131,448	(1)	$17.02	(2)	4,371,729	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	5,131,448		$17.02		4,371,729

(1)	Includes 3,056,582 stock option grants and 2,074,866 restricted stock units including, 343,686, 387,584 and 198,208 for additional shares for the 2013, 2012 and 2011 performance-based restricted stock grants, respectively, that may be issued assuming the highest level of performance is achieved (150%). For the 2011 and 2012 two-year performance awards, we achieved 79.45% and 91.42%, respectively, of target resulting in a vesting of 0% and 57.10%, respectively, of the awards on February 24, 2014. Actual results could vary from estimates, especially in the later years included in the three-year projections.
(2)	Restricted stock awards are excluded as there is no exercise price for these awards.
(3)	Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan.

The Equity Incentive Plan, as amended, was approved by our stockholders on May 1, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Before the completion of our IPO in February 2007, NCM LLC was wholly owned by the founding members. After the IPO, NCM LLC was owned by NCM, Inc. and the founding members. In connection with the IPO, we entered into several agreements to define and regulate the relationships among us, NCM LLC and the founding members. Except as described in this section, we do not expect to have any material arrangements with NCM LLC, the founding members or any of our or their respective directors, officers or other affiliates going forward, other than ordinary course business relationships. As of December 26, 2013, NCM, Inc. owned approximately 46.1% of the outstanding common membership units in NCM LLC, and the founding members collectively owned approximately 53.9% of the outstanding common membership units in NCM LLC. NCM, Inc. is the sole managing member of NCM LLC.

Further transactions between NCM, Inc. and our founding members, if any, have been and will continue to be approved by our Audit Committee, which is composed of independent members of our board of directors, or another committee comprised entirely of independent members of our board. Our Audit Committee charter authorizes the Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

Transactions with Founding Members

Exhibitor Services Agreements

In connection with the IPO, NCM LLC and each of AMC, Cinemark and Regal executed an amended and restated exhibitor service agreement (“ESA”), effective as of February 13, 2007, which replaced the exhibitor services agreements previously in effect. In connection with the sale of the Fathom business, on December 26, 2013, NCM LLC and each of AMC, Cinemark and Regal amended and restated the ESAs to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business as described under “— Other Transactions—Sale of Fathom Events Business to AC JV, LLC”. Certain basic terms of the ESAs are discussed below:

Advertising Services. Under the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theatres (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members). The ESAs have a term of 30 years from the completion of the IPO, with a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable founding member on terms equivalent to those offered by a third-party.

The advertising services include the on-screen advertising of the FirstLook pre-show, use of the lobby entertainment network or LEN and lobby promotions. The pre-show is generally 20 to 30 minutes long. The FirstLook pre-show includes up to two minutes for the founding members to be used to promote various activities associated with operation of the theatres, including concessions, ticketing partners, gift card and loyalty programs, founding member special events and vendors of non-film related services provided to theatres, only if the promotion is incidental to the vendor’s service (called theatre advertising). Currently, under the ESAs the last 60 seconds of the FirstLook program is sold to NCM LLC’s founding members to be used to satisfy the founding members’ on-screen advertising commitments under their beverage concessionaire agreements. Beginning in 2012, the CPM rate equaled the annual percentage change in the advertising CPM charged by NCM LLC to unaffiliated third parties whose ads exhibited in segment one of the FirstLook pre-show, limited to the highest advertising CPM being then-charged by NCM LLC.

In the lobby, the founding members are required to provide a specified number of LEN screens according to the number of auditoriums in the theatre. The founding members have the right to install additional screens in their theatre lobbies, but these screens can only be used for limited strategic programs, described below, concessions and theatre advertising. NCM LLC’s founding members may conduct a limited number of lobby promotions at no charge in connection with the promotion of motion pictures and their strategic programs; however, such activities do not reduce the lobby promotions inventory available to us.

Payments. In consideration for access to the founding members’ theatre attendees for on-screen advertising and use of the founding members’ theatres for the LEN and lobby promotions, the founding members receive a monthly theatre access fee. The theatre access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which may be adjusted for any advertising exhibited by some, but not all, theatres or founding members because of content objections or technical capacity. Beginning on October 1, 2010, the theatre access fee paid to founding members included an additional fee for digital cinema systems connected to our advertising network. The payment per theatre patron increases by 8% every five years with the first such increase occurring after the end of fiscal 2011. The payment per digital screen and for the digital cinema systems increases annually by 5%. In 2013, the theatre access fee aggregate payments to the founding members totaled $69.4 million. Also in 2013, total revenue from the founding members related to beverage concessionaire agreements totaled $41.4 million.

Prior to the sale of the Fathom business, the amounts paid to founding members in consideration for the exhibition of a Fathom event varied based on the type of event. In 2013, aggregate payments to the founding members for use of their screens and theatres for Fathom events business totaled $5.1 million.

Net Payments to Founding Members. In 2013, the net payments to each founding member for theatre access fees and payments for use of their screens and theatres for the Fathom business, less the purchase from NCM LLC of advertising under the founding member’s beverage concessionaire agreements were $9.0 million to AMC, $9.5 million to Cinemark and $14.6 million to Regal, respectively.

NCM LLC Operating Agreement

NCM, Inc., AMC, Cinemark and Regal executed the NCM LLC third amended and restated limited liability company operating agreement, effective as of February 13, 2007, which was amended on March 16, 2009 (to permit NCM LLC to provide advertising to a variety or out-of-home advertising venues), and on August 6, 2010 and September 3, 2013 (in each case, to modify the timing of written notice should a founding member desire to exercise its option to redeem common membership units). Certain basic terms of the restated operating agreement are as follows.

Manager of NCM LLC. NCM, Inc. is a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. controls all of the day to day business affairs and decision-making of NCM LLC through our officers and directors without the approval of any other member. Furthermore, we cannot be removed as manager of NCM LLC. As long as we are the manager of NCM LLC, unless the founding members approve, our business will be limited to owning and managing the common units, managing the business of NCM LLC, fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “— Transactions with NCM LLC—Management Services Agreement” below or as otherwise approved by the members under the restated operating agreement. We are entitled to reimbursement by NCM LLC for our reasonable out-of-pocket expenses incurred by us on its behalf.

Issuance of Units upon Exercise or Vesting of Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation, we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2013, we acquired 1,732,878 units due to vesting of restricted stock and exercise of options and contributed $20.3 million to NCM LLC.

Founding Member Approval Rights. If any director designee to our board of directors designated by NCM LLC’s founding members under the Director Designation Agreement, described below, is not appointed to our board, nominated by us or elected by our stockholders, as applicable, then each of the founding members (so long as such founding member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve certain actions of NCM LLC as identified in the restated operating agreement.

Distributions. We are required to make mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly. In 2013, available cash distributions totaled $193.4 million. Of that amount, the portion payable to NCM, Inc., AMC, Cinemark and Regal totaled $89.6 million, $29.8 million, $36.9 million and $37.1 million, respectively.

Common Unit Redemption Right. Members have a redemption right to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted for certain events), or at our option, a cash payment equal to the market price of one share of our common stock. Under our amended and restated certificate of incorporation, upon the surrender of the NCM LLC common units, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption. During the third quarter of 2013, Regal exercised the redemption right of an aggregate 2,300,000 common membership units, whereby Regal surrendered 2,300,000 common membership units to NCM LLC for cancellation. The Company contributed an aggregate 2,300,000 shares of its common stock to NCM LLC in exchange for a like number of newly issued common membership units. NCM LLC then distributed the shares of common stock to Regal to complete the redemption. Such redemption took place immediately prior to the closing of an underwritten public offering and the closing of an overallotment option. The Company did not receive any proceeds from the sale of its common stock by Regal.

Common Unit Adjustment Agreement

NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the common unit adjustment agreement, effective as of February 13, 2007. The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theatre or opening of a newly constructed theatre (subject to certain exceptions). Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theatre (subject to certain exceptions).

NCM LLC adjusts its membership units annually, except that an earlier adjustment will occur for a founding member if it acquires or disposes of theatres, in a single transaction or cumulatively that will result in a change of two percent or more in the total annual attendance of all founding members (called an extraordinary attendance increase or decrease). The changes in annual attendance are calculated based on attendance at the relevant theatres during the prior twelve fiscal months; however, if an acquired theatre has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theatre, with a subsequent adjustment for the actual attendance.

On March 28, 2013, NCM LLC issued 1,728,988 common membership units to AMC, 588,024 common membership units to Cinemark and 2,219,002 common membership units to Regal for the 2012 fiscal year common unit agreement adjustment. Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units.

On June 21, 2013, NCM LLC issued 5,315,837 common membership units to Cinemark in connection with its acquisition of Rave Cinemas, as the acquisition resulted in an extraordinary attendance increase. Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units. Certain of the Rave Cinemas were subject to a pre-existing advertising agreement with another cinema advertising provider. Accordingly, under the ESA, Cinemark to pay NCM LLC an amount calculated to reflect the net amount of cash that NCM LLC would have generated if NCM LLC was able to sell on-screen advertising in the Rave Cinemas on an exclusive basis through the remainder of those agreements. During 2013, Cinemark paid NCM LLC $2.1 million in integration payments.

On December 4, 2013, NCM LLC issued 3,372,241 common membership units to Regal in connection with the closing of its acquisition of Hollywood Theatres and three other newly built theatres, as the acquisition and newly built theatres resulted in an extraordinary attendance increase. Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units.

Theatre and attendance information is being provided to us by our founding members and we expect the calculation for our 2013 fiscal year common unit adjustment to be completed pursuant to the provisions in the common unit adjustment agreement in the first quarter of 2014.

Tax Receivable Agreement

NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the tax receivable agreement, effective as of February 13, 2007, as amended on April 29, 2008 (to permit NCM, Inc. to make estimated payments to each of the founding members or ESA parties).

The tax receivable agreement provides for the effective payment by us to the founding members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the tax receivable agreement. These tax benefit payments are not conditioned upon one or more of the founding members maintaining a continued ownership interest in either NCM LLC or NCM, Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.

Under the tax receivable agreement, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement generally applies to our taxable years up to and including the 30th anniversary date of our IPO and will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the tax receivable agreement may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the founding members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the agreement.

Although the actual timing and amount of any payments that may be made under the tax receivable agreement varies depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our founding members, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the founding members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the tax receivable agreement, and if such challenge were ultimately upheld, the terms of the tax receivable agreement require the founding members to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a founding member is unable to make a timely repayment to us under the terms of the tax receivable agreement, we will have the ability to cause NCM LLC to offset against payments owed to the founding member. The repayment obligation is a several liability of each founding member and not a joint liability among the founding members.

As of December 26, 2013, we recorded a long-term payable to our founding members under the tax receivable agreement of $144.0 million, of which the Company expects to make an additional $5.1 million for the 2010 taxable year, $2.5 million for the 2011 taxable year, $0.2 million for the 2012 taxable year and $20.3 million for the 2013 taxable year. In 2013, pursuant to the terms of the tax receivable agreement, we made estimated payments of $3.7 million to AMC, $1.8 million to Cinemark and $4.6 million to Regal, respectively for the 2011 and 2012 taxable years.

Software License Agreement

NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC, a company jointly owned by the founding members (“DCIP”), executed the Second Amended and Restated Software License Agreement effective as of February 13, 2007 (the “license agreement”). Certain basic terms of the license agreement are discussed below:

AMC and RCM granted to NCM LLC an exclusive license (subject to certain exceptions) to identified technology for use in the United States with respect to the services provided under the ESAs. The founding members and DCIP each granted to NCM LLC a license, subject to certain limitations, to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs. NCM LLC granted to the founding members a license, subject to certain limitations, to any NCM LLC developments that existed at the IPO date based on licensed technology, solely for the founding members’ internal business purposes that are outside of the services that are defined in the ESAs (but not including digital cinema applications). NCM LLC granted DCIP a license, subject to certain exceptions, to any existing and future NCM LLC developments that may have digital cinema applications.

Director Designation Agreement

NCM, Inc., AMC, Cinemark and Regal executed the director designation agreement effective as of February 13, 2007.

So long as a founding member owns at least 5% of NCM LLC’s issued and outstanding common membership units, the founding member has the right to designate two nominees to our ten-member board of directors who are voted upon by our stockholders. At least one of the designees of such founding member must qualify as an “independent director” at the time of designation so that a majority of the members of the board are “independent directors” under the Nasdaq rules. Any remaining directors will be selected for nomination by our nominating and governance committee. During the time that any founding member has designation rights, we will not take any action to change the size of our board from ten. We have agreed to include each director designee in the board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management for every meeting of our stockholders called with respect to the election of members of the board, subject to certain exceptions.

If a vacancy occurs because of the death, disability, resignation or removal of a director designee, then the board, or any board committee, will not vote, fill the vacancy or take any action subject to supermajority board approval under our amended and restated certificate of incorporation until (i) the founding member has designated a successor director designee and the board has appointed such successor director designee, (ii) the founding member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) the founding member has waived its rights to designate a successor director designee and has consented to the board, or any board committee, taking a vote on the specified actions prior to the board filling the vacancy with a successor director designee.

Registration Rights Agreement

NCM, Inc., AMC, Cinemark and Regal executed the registration rights agreement effective as of February 13, 2007.

The registration rights agreement requires us to use our reasonable efforts to file a registration statement on the first business day after the one-year anniversary of the closing of our IPO to register all registrable securities held by the founding members that are not already registered, if necessary, and to file resale registration statements after that time for any additional registrable securities that we issue to any founding member in the future, within 20 days after such issuance. Additionally, we must maintain effectiveness of these mandatory registration statements until the earlier of the time when the founding members have disposed of all their registrable securities and the time when all registrable securities held by the founding members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the registration rights agreement.

We filed a Form S-3 automatic shelf registration statement covering 56,879,964 shares on August 4, 2011, which was declared effective immediately. On September 20, 2012, we filed a post-effective amendment to the registration statement covering 651,612 additional shares, which was declared effective immediately. On July 1, 2013, we filed a post-effective amendment to the registration statement covering 9,851,851 additional shares, which was declared effective immediately.

Joint Defense Agreement

AMC and Regal, among others, entered into a joint defense and common interest agreement, dated August 16, 2004, which was supplemented by a joint defense and common interest agreement, dated July 13, 2005, by and among counsel for AMC, Regal and Cinemark. The joint defense agreement sets forth the terms and conditions under which the parties will cooperate and share information in order to advance their shared interests in owning and operating NCM LLC. In connection with the completion of the IPO, counsel for NCM LLC and the founding members executed an amendment to the joint defense agreement, whereby NCM LLC was added as a party, and the IPO was added to the range of transactions covered by the agreement.

Agreements with Founding Members—Services

In 2013, AMC, Cinemark and Regal purchased $0.2 million of NCM LLC’s advertising inventory for their own use. In addition, NCM LLC paid $1.8 million in aggregate to AMC, Cinemark and Regal for the purchases of movie tickets and concession products primarily for marketing to NCM LLC’s advertising clients and marketing resale to Fathom Business customers. In 2013, AMC, Cinemark and Regal paid in aggregate $0.2 million for the use of NCM’s satellite communication services.

Other Transactions

Sale of Fathom Events Business to AC JV, LLC

On December 26, 2013, NCM LLC sold the Fathom Events business to AC JV, LLC owned 32% by each of the founding members and 4% by us. In consideration for the sale, NCM LLC received a total of $25.0 million in promissory notes from our founding members (one-third or approximately $8.3 million from each founding member). The notes bear interest at a fixed rate of 5.0% per annum, compounded annually. Interest and principal payments are due annually in six equal installments commencing on the first anniversary of the closing. Due to the related party nature of the transaction, we formed a committee of independent directors that hired a separate legal counsel and an investment banking firm who advised the committee and rendered an opinion as to the fairness of the transaction. As described above, NCM LLC amended and restated the ESAs with each of the founding members to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business, which rights and obligations were conveyed to AC JV, LLC. In connection with the sale, we entered into a transition services agreement and a services agreement:

Transition Services Agreement with AC JV, LLC. NCM LLC entered into a transition services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. Under the agreement, NCM LLC will provide certain corporate overhead services for a fee and reimbursement for the use of facilities and certain services including creative, technical event management and event management for AC JV, LLC for a period of nine months following closing. During the year ended December 26, 2013, we did not receive any payments under this agreement.

Services Agreement with AC JV, LLC. NCM LLC entered into a services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. The agreement grants AC JV, LLC advertising on-screen and on our LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom. In addition, the services agreement provides that we will assist with event sponsorship sales in return for a share of the sponsorship revenue. NCM LLC has also agreed to provide creative and media production services for a fee. The term of the agreement coincided with the ESAs, subject to certain exceptions. During the year ended December 26, 2013, we did not receive any payments under this agreement.

Agreement with LA Live

During 2009, NCM LLC entered into a digital content agreement and a Fathom agreement with LA Live Cinemas LLC, an affiliate of The Anschutz Corporation, for NCM LLC to provide in-theatre advertising and Fathom Events to LA Live in its theatre complex. The affiliate agreement was entered into at terms that are similar to those of our other network affiliates. In 2013, we incurred advertising operating costs of $0.2 million for payments made to LA Live Cinemas LLC under the agreement.

Agreement with AEG Live

NCM LLC has an informal relationship with AEG Live, an affiliate of The Anschutz Corporation, for AEG Live to provide music content for exhibition in theatres through NCM’s Fathom business. During 2013, we paid AEG Live approximately $0.2 million for the content it provided for a Fathom Consumer event. In addition, we received approximately $10,600 from AEG Live for regional advertising we provided during 2013.

Agreement with Starplex

During 2009, NCM LLC entered into a network affiliate agreement with Starplex Operating L.P. (“Starplex”) for NCM LLC to provide in-theatre advertising services and Fathom Events to Starplex in its theatre locations. The affiliate agreement was entered into at terms that are similar to those of our other network affiliates. Starplex is affiliated with Hunt Capital Group LLC, of which James R. Holland, Jr., an independent director, is President and Chief Executive Officer. In 2013, we incurred advertising operating costs of $2.9 million for payments made to the affiliate under the agreement.

Agreement with Digital Cinema Integration Partners

On August 2, 2010, NCM LLC entered into an agreement with Digital Cinema Integration Partners (“DCIP”), a joint venture owned by the founding members which was assigned to AC JV LLC in connection with the sale of Fathom Events. This agreement provides for the payment of a fee to DCIP whenever the digital cinema equipment is used to exhibit a Fathom event. Such fee per event showing during non-prime times (as defined in the agreements) and showing during prime times is a standard fee that is charged to all alternative content owners (including the major studios) who display their programming on the digital cinema projectors. During 2013, we paid DCIP approximately $0.5 million under this agreement. The DCIP Agreement was transferred as a part of the sale of the Fathom Events business.

Agreement with Specific Media

NCM LLC has an agreement with Specific Media, LLC, an interactive media company, under which we have purchase inventory from them and Specific Media sells our remnant inventory. During 2013, Lawrence A. Goodman served on the board of directors of Specific Media, LLC, a privately held company. During the year ended December 26, 2013, Specific Media generated approximately $0.6 million in revenue for NCM LLC.

Transactions with NCM LLC

Management Services Agreement

On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement under which we provide certain management services to NCM LLC, including services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan. Pursuant to this agreement, NCM LLC paid us approximately $10.0 million during the year ended December 26, 2013.

Review, Approval or Ratification of Transactions with Related Persons

Since the completion of our IPO in February 2007, our written Statement Of Policy With Respect To Related Party Transactions has required that transactions between us and a Related Person (as defined in the policy) where the aggregate amount involved will or may be expected to exceed $500,000 be approved by our Audit Committee with any related party transactions below $500,000 disclosed to our Audit Committee, which is comprised of independent members of our board of directors, in accordance with the guidance in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Audit Committee charter authorizes the audit committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

The following transactions are exempt from this policy:

(1)	transactions where the Related Person’s interest arises solely from ownership of our common stock and all holders of our common stock receive proportional benefits;

(2)	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Nominating and Governance Committee; and

(3)	any employment by us of an executive officer if the related compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Compensation Committee.

The policy provides for pre-approval of a particular category of related party transactions, provided that:

(a)	a proposed pre-approved transaction or series of related transactions would be in the ordinary course of business of NCM, Inc. or NCM LLC, as applicable, and would not require (i) payments to one or more related parties during any fiscal year in excess of $500,000, or (ii) receipt of payments during any fiscal year from one or more related parties in excess of $500,000, or (iii) the receipt or transfer of any tangible or intangible property, other than cash, having a fair market value in excess of $500,000; and

(b)	the terms and conditions of any such transaction or series of related transactions are fair and reasonable to NCM, Inc. or NCM, LLC, as applicable, as determined by NCM, Inc.’s Chief Executive Officer and Chief Financial Officer, in the exercise of their reasonable discretion.

In such cases, the Chief Executive Officer and Chief Financial Officer may authorize, on behalf of the Audit Committee, the entering into of such transaction or series of transactions by NCM, Inc. or NCM, LLC, as applicable. However, a listing of such approved transactions must be provided to the Audit Committee on a periodic basis.

CORPORATE CODE OF CONDUCT

We have adopted a Corporate Code of Conduct that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Corporate Code of Conduct. Requests should be directed to us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary. The Corporate Code of Conduct is also available on our website at ncm.com at the Investor Relation link. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Corporate Code of Conduct on our website at NCM.com. We have established a confidential hotline and website to answer employees’ questions related to the Corporate Code of Conduct and to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 26, 2013, except that AMC reported the issuance of shares in connection with the annual common unit adjustment one day late and restricted stock unit grants in January 2013 to non-employee directors were reported late in February 2013.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Investor Relations, or by telephone at (303) 792-3600 or (800) 844-0935. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2015 must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 19, 2014. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our Certificate of Incorporation. If we are not notified of intent to present a proposal at our 2015 annual meeting between December 31, 2014 and January 30, 2015, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

We do not anticipate that any other matters will be brought before the Annual Meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE BOARD OF DIRECTORS

Ralph E. Hardy

Executive Vice President, General Counsel and

Secretary

Centennial, Colorado

March 19, 2014

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on April 30, 2014.

Vote by Internet

Go to www.envisionreports.com/NCMI

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends you vote FOR the following proposal (s):

1. Election of Directors: For Withhold For Withhold For Withhold

01—Kurt C. Hall 02—Lawrence A. Goodman 03—Scott N. Schneider

For Against Abstain

2. To approve on an advisory basis, National CineMedia, Inc.’s executive compensation.

3. To ratify the appointment of Deloitte & Touche LLP as National

CineMedia, Inc.’s independent auditors for the 2014 fiscal year ending January 1, 2015.

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian,

please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — National CineMedia, Inc.

This proxy is solicited on behalf of the Board of Directors of National CineMedia, Inc. for the

Annual Meeting of Stockholders to be held on April 30, 2014.

The undersigned appoints Kurt C. Hall and Ralph E. Hardy, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of National CineMedia, Inc. common stock that the undersigned may be entitled to vote at the

Annual Meeting of Stockholders to be held on April 30, 2014, and at any adjournment or postponement thereof as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted

FOR the election of each of the nominees for director listed herein, FOR Proposals 2 and 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS

2 AND 3.

This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise. Receipt of the Notice of Annual

Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

(Continued and to be marked, dated and signed on the reverse side of this Proxy Card.)